UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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COLUMBIA SPORTSWEAR COMPANY
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Columbia Sportswear Company

2020 Proxy Statement and Notice of Annual Meeting

MESSAGE FROM OUR CHAIRMAN, PRESIDENT AND CEO
DEAR FELLOW SHAREHOLDERS:
We are living through extraordinary times. During these times, I am reminded of the legacy of our late Tough Mother, Gert Boyle, and that resilience is in the DNA of this Company. Fifty years ago, Gert Boyle took the helm of Columbia Sportswear Company. She had no experience, no resources, forty employees and a dire national economy. It was an extraordinary situation. But she fought back and she came back. Those hard times shaped the character, resilience and determination that has built the great Company we have today. The shock to the global economy due to the COVID-19 pandemic will likely be felt for many years but I believe our Company is resilient. While not addressed specifically in this proxy statement, the Company has already initiated meaningful cost containment measures that will affect the compensation of our named executive officers and directors in 2020. My 2020 annual salary was reduced to $10,000 (an amount to allow for continuing coverage of standard health care benefits), the Board of Directors asked that their annual compensation be reduced by 50 percent through January 2021 and the leadership at the Company temporarily reduced their annual salaries by between 5 and 15 percent to reflect leadership’s commitment to focus available funds on business needs and employees.
The recent unprecedented challenges have left little time to celebrate our remarkable achievements in 2019, including surpassing $3 billion in sales for the first time in our Company’s history, and the efforts of our Board relating to corporate governance and human capital management.

BOARD COMPOSITION
We are proud of our Company history and are fortunate to have had certain of our directors play critical roles in our success story, such as Ronald Nelson, who began assisting the Company in the early 1970s, when our business was fledgling. We value the deep understanding of our business that these experienced directors have and, at the same time, recognize the need to continue to welcome new ideas and diverse perspectives. Our Nominating and Corporate Governance Committee monitors the composition of our Board to ensure it is operating effectively. In order to maintain accountability for the actions of our directors, our Nominating and Corporate Governance Committee also oversees an annual evaluation of the Board and its committees, which helps to inform our Board nomination process.
There have been several changes in our Board’s composition in the past few years. Since 2015, we added three new members to our Board, had three longstanding members step down from our Board and, in late 2019, regretfully lost our matriarch, and former Chairman of the Board, Gertrude Boyle. We feel fortunate that two of the new Board members added since 2015 have been women, continuing Gertrude Boyle’s legacy of strong female influence on the Company.

BOARD LEADERSHIP
Gertrude Boyle served as Chairman of the Board from 1970 until 2019. Following her passing, the Board acted to appoint me Chairman. The Board values strong, independent insight, so, given the combination of the Chairman and Chief Executive Officer roles, also acted to formalize the Lead Independent Director role and appointed Andy Bryant to serve as Lead Independent Director.

SUSTAINABILITY
Our Company’s mission is to connect active people with their passions. We are deeply committed to the people and families who live, work and play in the communities where we operate, and to the scarce resources we share.

We believe global climate change is a real environmental, economic and social challenge affecting all of us, and warrants thoughtful and purposeful responses by all stakeholders. As a global distributor of products, we recognize the impact our business and operations have on the environment. As a responsible company, we also recognize that we have a role to play in mitigating these impacts by improving the energy efficiency of our manufacturing processes and working to reduce the negative impact of the products we sell. We are a single player in a large, complex supply chain and believe climate change related challenges are best tackled together. As such, we are collaborating with our employees, industry groups, other brands, NGOs and the communities in which we operate to effect positive change.
Our Corporate Responsibility team has worked to put policies, programs and resources in place to run our business responsibly, to be conscientious stewards of the environment and to have a positive impact on our communities. We also recognize that the tone starts at the top, and each of the Audit, Compensation and Nominating and Corporate Governance Committees plays a role in the oversight of environmental, social and governance matters.

TALENT
The Compensation Committee of the Board regularly considers human capital initiatives not just for leadership, but for all employees. Under its oversight, in 2019, the Company’s management made significant investments in the human resources area to enable talent develop and provide consulting services that link people, processes, and business goals to the Company’s overall mission, vision, and strategy. In 2019, the Company also implemented a cloud-based human capital management system for use by our employees across the globe and gave access to a digital learning platform and content to all our corporate employees.

DIVERSITY AND INCLUSION
Our history informs our present. As a company founded by immigrants fleeing Nazi Germany, we truly understand that diversity and inclusion is one of the great strengths of our global business, including being open and welcoming toward individuals with diverse backgrounds. Just as our outdoor environments thrive with diversity, diverse perspectives in the workplace lead to creativity and innovation. We know that equity leads to empowerment and inclusion leads to teamwork. We are dedicated to creating a company that is diverse, equitable and inclusive.
The Board of Directors thanks you for your continued investment in Columbia Sportswear Company. We appreciate the opportunity to serve Columbia on your behalf.

Sincerely,

Timothy P. Boyle
Chairman, President and Chief Executive Officer

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:
The Board of Directors of Columbia Sportswear Company, an Oregon corporation, cordially invites you to attend our 2020 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 3:00 p.m. Pacific Time on Wednesday, June 3, 2020. In order to ensure the health and safety of our employees, directors and shareholders during these uncertain times, the Board of Directors has authorized participation via remote communication for our Annual Meeting. There will be no physical location for shareholders to attend. The Annual Meeting will only occur virtually through an audio webcast, accessible at www.virtualshareholdermeeting.com/COLM2020. You may notify the Company of your desire to participate in the meeting by remote communication by logging into the online site in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time. To participate in the Annual Meeting, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
The purpose of the meeting is:
1.To elect eight directors for the next year;
2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020;
3.To approve, by non-binding vote, executive compensation;
4.To approve the Columbia Sportswear Company 2020 Stock Incentive Plan; and
5.To act upon any other matters that may properly come before the meeting.
Only shareholders of record at the close of business on April 1, 2020, are entitled to vote at the Annual Meeting. A list of shareholders will be available for inspection beginning April 20, 2020, at our corporate headquarters, 14375 NW Science Park Drive, Portland, OR 97229, (503) 985-4000. If you would like to view this shareholder list, please contact us at the address or telephone number provided.
Your vote is very important. Whether or not you attend the virtual Annual Meeting, it is important that your shares are represented and voted at the meeting. Please promptly submit your vote by internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided so that your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors

Peter J. Bragdon
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
Portland, Oregon
April 20, 2020

Important Notice Regarding the Availability of Proxy Materials for the 2020 Annual Meeting of Shareholders
This Notice of Meeting, our Proxy Statement and our 2019 Annual Report to Shareholders are available free of charge at www.proxyvote.com. These materials were first sent or made available to shareholders on April 20, 2020.

Special Note Regarding Forward Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may,” and other words and terms of similar meaning or reference future dates. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Other
Throughout this Proxy Statement we may refer to Columbia Sportswear Company as “Columbia,” the “Company,” “we,” “us,” or “our.”
The content on any website referred to in this Proxy Statement is not incorporated by reference in this Proxy Statement unless expressly noted.

COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | i

PROXY SUMMARY
This proxy summary highlights information contained elsewhere in this Proxy Statement for Columbia. For more complete information about these topics, please review our 2019 Annual Report to Shareholders and this entire Proxy Statement.

2020 Annual Meeting of Shareholders

Date and Time	Place	Meeting Agenda
June 3, 2020 at 3 p.m. PT	Virtually, through an audio webcast at www.virtualshareholdermeeting.com/COLM2020	The meeting will cover the proposals listed under voting items and board recommendations below, and any other business that may properly come before the meeting.

Record Date	Mailing Date	Voting Eligibility
April 1, 2020	This Proxy Statement was first mailed to shareholders on or about April 20, 2020.	Owners of our common stock as of the Record Date are entitled to vote on all matters.

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Further Details
1.	Elect 8 directors	FOR ALL	p. 15
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020	FOR	p. 19
3.	Approve, by non-binding vote, executive compensation	FOR	p. 43
4.	Approve the Columbia Sportswear Company 2020 Stock Incentive Plan	FOR	p. 44

How to Vote
We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. For more information, see “General Information About the Meeting” on page 53 of this Proxy Statement.

COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 1

2019 Business Highlights
2019 was a record year for Columbia Sportswear Company, with sales surpassing the $3 billion mark for the first time in our Company’s history. Net sales increased 9% to $3,042.5 million, from $2,802.3 million in 2018. Operating income increased 13% to $395.0 million, or 13% of net sales, from operating income of $351.0 million, or 12.5% percent of net sales, in 2018. Net income increased 23% to $330.5 million, from $268.3 million, in 2018. We were also able to deliver on our identified strategic priorities:
❖ Driving global brand awareness and sales growth through increased, focused demand creation investments.
❖ Enhancing consumer experience and digital capabilities in all of our channels and geographies.
❖ Expanding and improving global Direct-to-Consumer (“DTC”) operations with supporting processes and systems.
❖ Investing in our people and optimizing our organization across our portfolio of brands.

Continuing Strong Returns for our Shareholders(1)
Columbia continued its strong record of Total Shareholder Return (“TSR”) growth in 2019, with a TSR of 138% for the last 5 years. The line graph below compares the cumulative total shareholder return of our common stock with the cumulative total return of the Russell 1000 Index, Russell 1000 Textiles Apparel & Shoes Index, Standard & Poor’s 400 Mid-Cap Index and the Russell 3000 Textiles Apparel & Shoes Index for the period beginning December 31, 2014 and ending December 31, 2019. The graph assumes that $100 was invested on December 31, 2014, and that any dividends were reinvested.
(1) Historical stock price performance should not be relied on as indicative of future stock price performance.

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Governance Matters
❖ Highly Qualified Board. Our directors bring a variety of different experiences to help provide effective oversight in the boardroom. Our most recent Board of Directors (the “Board”) addition, Kevin Mansell, served as President of Kohl’s Corporation from 1999, Chief Executive Officer from 2008 and Chairman of the Board of Directors from 2009 until his retirement in May 2018. Mr. Mansell brings a combination of retail, public company, strategic and financial expertise to the Board.
❖ Independent Board Leadership. Gertrude Boyle served as Chairman of the Board from 1970 until 2019. Following her passing, the Board elected Timothy P. Boyle as Chairman, in light of his knowledge of the Company and our industry, which has been built up over a lifetime with the Company. Given the combination of the Chairman and Chief Executive Officer roles, the Board also acted to formalize a Lead Independent Director role and appointed Andy D. Bryant as Lead Independent Director. As Lead Independent Director, Mr. Bryant oversees executive sessions of the Board’s independent directors. Currently eight out of the Board’s nine directors are independent. The Board believes the presence of a Lead Independent Director, together with a strong leader in the combined role of Chairman and Chief Executive Officer, serves the best interests of the Company and its shareholders at this time.
❖ Focus on Board Diversity. Our Board believes that differences in experiences, knowledge, skills and viewpoints enhance the Board’s overall performance. Although the Board does not maintain a specific policy with respect to Board diversity, the Nominating and Corporate Governance Committee considers a broad range of background and experience in its assessment of the Board’s composition. In that regard, since 2015, the Board has appointed two female directors. In addition, the legacy of our former Chairman of our Board, Gertrude Boyle, and her strong female leadership, are a constant presence in our boardroom.

❖ Mix of Company History and Fresh Ideas. We are proud of our long company history and feel fortunate to have had experienced leaders on our Board to help guide us in our growth. We value the deep understanding of our business that certain of our directors have due to their tenure, but also acknowledge the need for fresh ideas. Our Nominating and Corporate Governance Committee monitors the composition of our Board to ensure it is operating effectively. There have been several changes in our Board’s composition in the past few years. Since 2015, we added three new members to our Board, had three longstanding members step down from our Board and, in late 2019, regretfully, lost our matriarch, and former Chairman of the Board, Gertrude Boyle.

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Executive Compensation Highlights
Columbia’s executive compensation program aims to reward performance. Our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. The following are highlights related to our 2019 compensation program for our named executive officers, Messrs. Boyle, Swanson, Bragdon, Cusick, and Fogliato:
❖ Strong Company Performance Exceeded the Short-Term Incentive Target. The Company’s performance in 2019, when compared to the corporate performance target previously set by the Compensation Committee under the Executive Incentive Compensation Plan, resulted in the achievement of 104.4% of target.
❖ Majority of Compensation at Risk. For each named executive officer, 55% or more of the officer’s actual 2019 compensation was “at-risk,” or subject to performance requirements or stock market fluctuations. We consider time-based Restricted Stock Units (“RSUs”) “at-risk,” as they are subject to stock market fluctuations. For Mr. Boyle, approximately 63% of his actual 2019 compensation was “at-risk,” or subject to performance requirements.

❖ Long-Term Compensation. Our named executive officers, other than Mr. Boyle, receive annual long-term equity awards in the form of stock options, time-based RSUs and performance-based RSUs that constitute a substantial portion of each executive’s total compensation opportunity. A significant portion of these awards vests based on achievement of specified long-term performance goals. Because Mr. Boyle holds a significant amount of our common stock, he does not receive equity compensation grants and instead receives long-term incentive cash awards tied to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers is subject.
Based on above-target achievement of the three-year cumulative operating income and three-year average return on invested capital goals set by the Compensation Committee in early 2017 and upon certification of such achievement by the Compensation Committee on March 5, 2020, 149.2% of the performance-based RSUs awarded to Mr. Bragdon and Mr. Cusick for the 2017 through 2019 performance period vested, and Mr. Boyle similarly received 149.2% of the long-term incentive cash award granted to him for the 2017 through 2019 performance period. Messrs. Fogliato and Swanson were not eligible to receive grants of performance-based RSUs in 2017.
❖ Executive Compensation Best Practices.

What We Do		What We Don’t Do
✓	Base a majority of our compensation on performance and retention incentives	œ	Tax gross-ups
✓	Use multiple metrics in short-term and long-term incentive plans	œ	Reprice stock options
✓	Retain an independent advisor for the Compensation Committee	œ	Excessive severance payments
✓	Cap incentive programs	œ	Single-trigger cash severance
✓	Have stock ownership guidelines for our named executive officers	œ	Guaranteed bonus amounts
✓	Have a clawback policy for our named executive officers	œ	Excessive perquisites
✓	Conduct annual “say-on-pay” advisory votes	œ	Employment contracts

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Sustainability
While the Company is focused on sustainability efforts across our enterprise, our current corporate responsibility strategy is to sustain active lifestyles through investing in initiatives that have a positive impact on the people we reach, the places we touch and the products we make through:
•empowering people;
•sustaining places; and
•maintaining responsible practices.
Each of our four brands focuses on impacts that are unique to their positioning within our corporate responsibility strategy.

Our Corporate Responsibility team works to ensure we have the policies, programs and resources in place to execute on our corporate responsibility strategy. Detailed information regarding our (and our brands’) corporate responsibility priorities and progress can be found in our annual Corporate Responsibility Report (available on our website at www.columbiasportswearcompany.com/Corporate-Responsibility-Group).

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CORPORATE GOVERNANCE

Risk Oversight
Columbia’s management team is responsible for identifying, assessing and managing the material risks facing Columbia. The Board generally oversees Columbia’s risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial, accounting and cybersecurity risk to the Audit Committee, (ii) compensation risk to the Compensation Committee, and (iii) governance risk to the Nominating and Corporate Governance Committee. Oversight of certain aspects of compliance risk is shared by the Audit Committee and the Nominating and Corporate Governance Committee. To permit the Board and its committees to perform their respective risk oversight roles, certain individual members of management who supervise Columbia’s risk management communicate directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consists of independent directors (eight out of nine directors), and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and demonstrates Columbia’s belief that having a strong, independent group of directors is important for good governance.

The Board also oversees a process of risk assessment within Columbia that is designed to identify the enterprise risks facing Columbia’s business, including interviews conducted with independent directors and members of senior management seeking participants’ judgment and assessment of the relative likelihood and magnitude of risks identified. The results of the periodic assessments are reviewed with the Nominating and Corporate Governance Committee and by the entire Board.

Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics and has established a confidential compliance line and web-based reporting platform through which employees and other stakeholders can report concerns subject to the Company’s processes for protecting confidentiality. The chair of the Audit Committee receives notifications of all compliance line reports.

Oversight Documents
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that address:

❖	Director qualifications	❖	Director compensation
❖	Director independence	❖	Director orientation and continuing education
❖	Director responsibilities	❖	Chief Executive Officer (“CEO”) evaluation and management succession
❖	Board committees	❖	Annual board and committee performance evaluations
❖	Director access to officers, employees and others	❖	Annual review of the Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is available on our website at https://investor.columbia.com.

Code of Business Conduct and Ethics. As mentioned above, the Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as certain third parties in their dealings with or on behalf of Columbia and our subsidiaries and affiliates. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees and also on our website at https://investor.columbia.com. We plan to satisfy the disclosure requirement regarding any amendment to, or a waiver of, the Code of Business Conduct and Ethics by posting such information on our website at https://investor.columbia.com.

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Board Structure
Meetings. The Board met five times and the independent directors held four executive sessions of the Board in 2019. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period during which he or she was a director, and (b) the total number of meetings held by all committees on which the director served during the period that he or she served, except Mrs. Boyle, who, due to health concerns, attended 40% of the total number of meetings of the Board held prior to her passing. While we do not maintain a formal policy regarding director attendance at annual shareholder meetings, three of our directors attended our 2019 annual meeting of shareholders.

Independence. Under our Corporate Governance Guidelines, which adopt the standards for “independence” under applicable Nasdaq listing rules and Securities and Exchange Commission (“SEC”) rules, a majority of the members of our Board of Directors must be independent, as determined by the Board. The Board has determined that Mss. Simmons and Wasson and Messrs. Albers, Babson, Bryant, Klenz, Mansell, and Nelson are independent and, accordingly, a majority of the members of our Board are independent. In addition, the Board has determined that all members of our Audit Committee and Compensation Committee are independent under the standards for independence applicable to members of each committee. There are no undisclosed material transactions, relationships or arrangements that were considered by the Board in connection with the determination of whether any particular director is independent.

Leadership. Under our Board structure, leadership is provided primarily by our:
❖ Chairman of the Board, President and CEO; and
❖ Lead Independent Director

Timothy P. Boyle is our Chairman of the Board, President and CEO. As President and CEO, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the President and CEO also serve as Chairman of the Board.

The Board also believes that having a strong, independent leader is important for good governance. Upon appointing our President and CEO as Chairman of the Board in early 2020, the Board also acted to formalize the Lead Independent Director role and appointed long-serving director Andy D. Bryant to serve in such capacity. The Lead Independent Director is elected by a majority of the Board for a renewable term of one year (and until such time as her or his successor is elected) or until such earlier time as he or she ceases to be a director, resigns as Lead Independent Director, is removed or replaced as Lead Independent Director or the roles of Chairman and Chief Executive Officer are no longer combined. The Board adopted a Lead Independent Director Charter outlining the scope of the Lead Independent Director role that is available for review on our website at https://investor.columbia.com. Pursuant to this Charter, the Lead Independent Director has certain powers and responsibilities, including:

❖	Presiding at all meetings of the Board in the absence of, or upon the request of, the Chairman	❖	Advising on meeting agendas for the Board
❖	Leading regular executive sessions of the independent Directors	❖	Advising on information sent to the Board
❖	Serving as a liaison and supplemental channel of communication between the Chairman and the independent Directors	❖	Being available for consultation and direct communication with shareholders of the Company
On an annual basis, the Lead Independent Director, in consultation with the independent directors, will review the Lead Independent Director Charter and recommend any modifications or changes to the Board for approval.

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Committees. The Board has designated three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter that is available for review on our website at https://investor.columbia.com. The table below provides information regarding the current membership of each standing Board committee and number of meetings held in fiscal 2019.

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Timothy P. Boyle
Murrey R. Albers		✓	✓
Stephen E. Babson		Chair	✓
Andy D. Bryant	✓		Chair
Walter T. Klenz		✓	✓
Kevin Mansell	✓		✓
Ronald E. Nelson	✓		✓
Sabrina L. Simmons		✓	✓
Malia H. Wasson	Chair		✓
Meetings in Fiscal 2019	5	5	4

Audit Committee. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Ms. Wasson is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth in the “Report of the Audit Committee.”

Compensation Committee. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan and any executive officer incentive compensation plans, including our Executive Incentive Compensation Plan. The Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee also regularly considers human capital initiatives not just for leadership, but for all employees.

Compensation Consultant. The Compensation Committee retained Exequity LLP (“Exequity”) as its independent outside compensation consultant for 2019. The Compensation Committee chose Exequity primarily because of the competence, knowledge, background, and reputation of the representative who advises the Compensation Committee. Exequity reports directly to the Compensation Committee. Based on direction from the Compensation Committee, Exequity provides the Compensation Committee with:
•information about market trends in executive officer compensation;
•general information on compensation practices at other companies;
•specific data on the compensation paid to executive officers at peer companies; and
•analyses of performance measures used in incentive programs.
Exequity also:
•assists the Compensation Committee in its evaluation of executive pay, practices and programs; and
•advises the Compensation Committee on ad hoc issues related to broad-based compensation plans.
Exequity reports on executive officer compensation matters and presents findings directly to the Compensation Committee but does not provide recommendations on compensation decisions for individual executive officers.

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Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, which requires disclosure of certain relationships and related party transactions. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board or Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also makes recommendations concerning the size, structure, composition, and membership of the Board and its committees.

Assessments and Evaluations
Board Size. The Board sets the number of directors from time to time by resolution. The Board has the flexibility to increase or decrease the size of the Board as circumstances warrant. The Board is currently composed of nine members, but Murrey R. Albers is not standing for reelection at the Annual Meeting, when his current term expires. If all of the Board’s nominees are elected, the Board will be composed of eight members immediately following the Annual Meeting. If any nominee is unable to serve as a director or if any director leaves the Board between Annual Meetings, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy.

Annual Evaluations. Our Nominating and Corporate Governance Committee monitors the composition of our Board to ensure it is operating effectively. In order to maintain accountability for the actions of our directors, our Nominating and Corporate Governance Committee also oversees an annual self-evaluation of the Board and its committees. A copy of each committee’s self-evaluation is shared with the Nominating and Corporate Governance Committee’s chair. The evaluations help to inform our Board nomination process.

Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences in its assessment. The Nominating and Corporate Governance Committee considers these and other factors as it oversees the annual Board and committee assessments.

Director Nominations
Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board (see “2021 Shareholders Proposals or Nominations” for more information). In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, including search firms, and internal research and recruitment activities.

Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Nominating and Corporate Governance Committee believes will best serve Columbia, which candidates are then submitted to the Board for approval. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate and the performance and continued tenure of incumbent Board members. The Nominating and Corporate Governance Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Nominating and Corporate Governance Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand
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financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Nominating and Corporate Governance Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable Nasdaq listing requirements.

Our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and eight of our nine directors qualify as independent. The Board believes that all of our directors should possess the qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.

The Board believes that our current directors, collectively, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive-level business experience. For a more complete description of individual backgrounds, professional experiences, qualifications, and skills, see the director profiles set forth under “Proposal 1: Election of Directors” below.

Certain Relationships and Related Person Transactions
Details. Joseph P. Boyle, son of Timothy P. Boyle and grandson of former Board member Gertrude Boyle, is employed by Columbia as Executive Vice President and Columbia Brand President. In 2019, Joseph P. Boyle received an annualized salary of $504,000 as Executive Vice President and Columbia Brand President and was eligible to receive bonus, equity and employment benefits available to other executive officers. The Nominating and Corporate Governance Committee reviewed and ratified Joseph P. Boyle’s compensation arrangements.

In early 2019, Molly Boyle, daughter of Timothy P. Boyle, granddaughter of former Board member Gertrude Boyle and sister of Joseph P. Boyle, was employed by Columbia as a Senior Retail Merchandise Manager. In such role, Molly Boyle received an annualized salary of $90,283 and was eligible to receive bonus, equity and employment benefits available to other employees of similar rank. In February 2019, Ms. Boyle was promoted to E-commerce Merchandising Manager and Direct-to-Consumer Liaison for the SOREL brand in North America. In connection with her new role, Ms. Boyle received an annualized salary of $106,554 and was eligible to receive bonus, equity and employment benefits available to other employees of similar rank. The Nominating and Corporate Governance Committee reviewed and ratified Molly Boyle’s compensation arrangements.

In January 2016, Columbia entered into an aircraft arrangement, whereby it subleases an aircraft from Alvador, LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife. Under the terms of the arrangement, Columbia has engaged an unaffiliated entity to provide pilot services for operation of the aircraft. Under the terms of the sublease, Columbia pays Alvador, LLC a monthly rental amount equal to $3,500 per flight hour. In 2019, Columbia paid Alvador, LLC $273,000 for use of the aircraft. Columbia also incurred expenses totaling $12,000 for pilot services and $7,184 for miscellaneous related flight crew services. The Nominating and Corporate Governance Committee believes that these arrangements are on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.

Our former Chairman, Gertrude Boyle, was the victim of a targeted crime, including an attempted kidnapping, in November 2010. In response to the incident, Columbia established security protocols recommended by an independent security review for Mrs. Boyle and hired a former police officer to oversee those protocols (such employment was terminated upon Mrs. Boyle’s passing). The former police officer is an in-law of Timothy P. Boyle and received compensation of $40,250 in 2019; Mr. Boyle reimbursed Columbia in 2019 for this compensation and payroll taxes in the amount of $44,618.

Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, greater-than-5% shareholder, or any immediate family member of an officer, director, or greater-than-5% shareholder (“related person”) pursuant to our written related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions, since the beginning of the last fiscal year, amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person has or will have a direct or indirect material interest. Our policy requires that the Nominating and Corporate Governance Committee review the material facts of any transaction that
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could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Nominating and Corporate Governance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Nominating and Corporate Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Nominating and Corporate Governance Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Nominating and Corporate Governance Committee’s guidelines and are appropriate.

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DIRECTOR COMPENSATION

Director Compensation Philosophy
Our director compensation program is intended to enable us to:
❖ attract and retain qualified non-employee directors by providing compensation that is competitive with other companies; and
❖ align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.
In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.

Non-Employee Director Compensation
Overview of Compensation. In 2019, each director who was not a Columbia employee was eligible to receive:
❖ Service Fees;
▪a $70,000 annual board service fee
▪a $10,000 annual committee service fee for each committee on which the director serves as a member
▪a $20,000 annual committee chair fee for each committee for which the director serves as chair
Annual cash fees are paid quarterly following the date the director is appointed to the Board or elected by shareholders at our annual meeting of shareholders.

Directors may elect to receive equity compensation in lieu of all or half of the $70,000 annual board service fee and may elect how they wish to allocate this amount between stock options or RSU awards that vest in full on May 1 following the date of grant. In 2019, four of our non-employee directors elected to receive equity compensation in lieu of half of their $70,000 annual board service fee for the one-year term following our annual meeting.
❖ Merchandise Allowance; and
▪a $3,500 Company merchandise allowance
❖ An Annual Equity Award, consisting of:
▪a Stock Option grant valued at $70,000 (using the Black-Scholes valuation method) to purchase shares of our common stock at an exercise price equal to the closing market price of our common stock on the date of grant
▪a grant of Time-Based RSUs valued at $70,000 based on the closing market price of our common stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method
The annual equity awards are granted immediately following the election of directors at each annual meeting of shareholders. One hundred percent of the stock options become exercisable and one hundred percent of the shares of RSUs vest (subject to postponement for weekends and Nasdaq holidays) on May 1 of the year following the year in which the annual equity award was granted.

Non-employee directors who own more than $50 million of Columbia common stock may elect to receive cash in lieu of the annual equity award. A cash payment is made in the amount of $140,000 and paid in full on the vesting date of the applicable annual equity awards.

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On March 25, 2019, the Board appointed Kevin Mansell to the Board. Mr. Mansell received a pro-rata portion of the annual board and committee service fees, a pro-rata portion of the annual equity award, merchandise allowance, and reasonable out-of-pocket expenses incurred in attending meetings for his service as a director prior to the 2019 annual meeting of shareholders. Mr. Mansell was not eligible to elect to receive equity in lieu of his pro-rated annual board service fee, for service prior to the 2019 annual meeting of shareholders.

In March 2020, the Board, upon recommendation of the Compensation Committee, voted to reduce non-employee director compensation in the aggregate by 50% through their January 2021 pay period, except with respect to Mr. Albers.

Reimbursements and Expenses. Non-employee directors are reimbursed for reasonable out-of-pocket expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Non-employee directors are also reimbursed for participation in director education programs.

2019 Non-Employee Director Compensation Table. The following table summarizes the compensation paid to each non-employee director in 2019.

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards(2) ($)		Option Awards(2) ($)		All Other Compensation(3) ($)	Total ($)
Sarah A. Bany(4)	250,000	(5)	—		—		3,500	253,500
Murrey R. Albers	55,000		105,047	(6)	70,028		3,500	233,575
Stephen E. Babson	65,000		87,586	(7)	87,556	(7)	3,500	243,642
Andy D. Bryant	65,000		87,586	(7)	87,556	(7)	3,500	243,642
Edward S. George(8)	45,000		74,909		102,471		3,500	225,880
Walter T. Klenz	90,000		70,032		70,028		3,500	233,560
Kevin Mansell(9)	67,500		77,954		77,914		3,500	226,868
Ronald E. Nelson	55,000		87,586	(7)	87,556	(7)	3,500	233,642
Sabrina L. Simmons	90,000		70,032		70,028		3,500	233,560
Malia H. Wasson	100,000		70,032		70,028		3,500	243,560
(1)Gertrude Boyle served as Chairman of the Board until her passing in November 2019 and was an executive officer in such capacity. She received no additional compensation in 2019 for her services provided to the Company as a director.
(2)Other than for Mr. George, the amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeiture rate. For Mr. George, the amounts represent the incremental increase in fair value related to the modification of certain of his outstanding equity awards due to acceleration of vesting prior to his retirement from the Board on May 30, 2019, computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeiture rate. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our common stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC. The following table sets forth the aggregate number of unvested stock awards and the aggregate number of option awards held as of December 31, 2019, by each of our directors:
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Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Gertrude Boyle	—	—
Sarah A. Bany	—	—
Murrey R. Albers	1,492	45,550
Stephen E. Babson	1,304	52,865
Andy D. Bryant	1,304	6,501
Edward S. George(8)	—	—
Walter T. Klenz	1,115	16,926
Kevin Mansell	754	2,759
Ronald E. Nelson	1,304	37,479
Sabrina L. Simmons	754	4,016
Malia H. Wasson	1,115	5,873
(3)The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director.
(4)Ms. Bany resigned from the Board on December 9, 2019.
(5)For Ms. Bany, includes a $40,000 payment received in lieu of the 2017 annual equity awards, paid in accordance with the 2017 annual vesting schedule for director equity awards. This payment is equal to one-third of the $120,000 annual equity awards, paid in three installments on each of the first, second and third May 1 that occurs following the grant date. Amount also includes a $140,000 cash payment in lieu of the 2018 annual equity awards, which was paid in 2019, in accordance with the vesting schedule for the directors’ 2018 annual equity awards.
(6)Mr. Albers elected to receive equity compensation in the form of RSUs in lieu of $35,000 of the annual board service fee due for the twelve-month period beginning May 30, 2019.
(7)Messrs. Babson, Bryant and Nelson elected to receive equity compensation in the form of RSUs and stock options in lieu of $35,000 of the annual board service fee due to them for the twelve-month period beginning May 30, 2019.
(8)Mr. George retired from the Board on May 30, 2019.
(9)Mr. Mansell was appointed to the Board on March 25, 2019.

Board Stock Ownership Guidelines. On January 26, 2018, the Board adopted stock ownership guidelines for all non-employee directors. Under the guidelines, non-employee directors are encouraged to hold at a minimum the lesser of Columbia stock valued at five times their annual board service fee, or 5,200 shares. Non-employee directors elected prior to January 26, 2018 are expected to attain these ownership levels by January 26, 2023 and new non-employee directors within five years of their election to the Board.

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PROPOSAL 1: ELECTION OF DIRECTORS
A Board of eight directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR ALL of the following nominees: Mss. Malia H. Wasson and Sabrina L. Simmons, and Messrs. Timothy P. Boyle, Stephen E. Babson, Andy D. Bryant, Walter T. Klenz, Kevin Mansell, and Ronald E. Nelson. Each nominee is a current director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted. Proxies may not be voted for a greater number of persons than the number of nominees named below.

Name	Principal Occupation, Other Directorships and Qualification Highlights

Timothy P. Boyle
Mr. Boyle (age 70) has served on the Board since 1978 and was appointed Chairman of the Board in January 2020. Mr. Boyle joined Columbia in 1971 as General Manager, served as Chief Executive Officer since 1988, and reassumed the role of President in 2017, which he had previously held from 1988 to 2015. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and Craft Brew Alliance, Inc. (Nasdaq: BREW). Mr. Boyle is Joseph P. Boyle’s father. Mr. Boyle has spent his entire business career growing Columbia into a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia has resulted in a deep understanding of the business issues facing Columbia.

Stephen E. Babson
Mr. Babson (age 69) has served on the Board since July 2002. Mr. Babson chairs the Compensation Committee. Mr. Babson is a Managing Director of Endeavour Capital, a Northwest private equity firm, which he joined in 2002. Prior to 2002, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as the firm’s chairman from July 1999 to February 2002. Mr. Babson serves on a number of boards of privately-held companies, including Pendleton Woolen Mills, Inc.; USNR, LLC; PMI (Pacific Market International, LLC) OFD Foods, LLC; Pacific Star Communications, Inc.; and ENTEK Technology Holdings LLC. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides Columbia with valuable insights related to capital markets, strategic planning and financial integrity.

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Andy D. Bryant
Mr. Bryant (age 69) has served on the Board since 2005. Mr. Bryant chairs the Nominating and Corporate Governance Committee and was named Lead Independent Director in January 2020. Mr. Bryant served as Chairman of the Board of Intel Corporation (Nasdaq: INTC) from May 2012 to January 2020. Mr. Bryant was named a director and Vice Chairman of Intel in July 2011 and served as Executive Vice President of Technology, Manufacturing and Enterprise Services and Chief Administrative Officer of Intel Corporation until January 2012. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999 and was promoted to Chief Administrative Officer in October 2007. Prior to joining Intel, Mr. Bryant held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant served on the board of directors of Synopsys, Inc. (Nasdaq: SNPS) from 1999 to 2005 and is a member of the board of directors of McKesson Corporation (NYSE: MCK) and Intel Corporation. Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

Walter T. Klenz
Mr. Klenz (age 74) has served on the Board since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990 and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as Director of Marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005. Mr. Klenz also serves as a director of Vincraft Group, Free Flow Wines and J. Lohr Winery, all privately-held wine companies, and Sonoma State University Wine Business Institute, a non-profit organization. Mr. Klenz brings a combination of global branding, distribution, financial, and operational expertise to the Board.

Kevin Mansell
Mr. Mansell (age 67) has served as a member of the Board since March 2019. Mr. Mansell spent over 35 years at Kohl’s Corporation (NYSE: KSS) most recently serving as its Chairman, Chief Executive Officer and President prior to retiring in May 2018. Mr. Mansell began his retail career in 1975 with the Venture Store Division of May Department Stores, where he held a number of positions in buying and merchandising. He joined Kohl’s Corporation in 1982 as Divisional Merchandise Manager. He served as Executive Vice President and General Merchandise Manager from 1987 to 1998 and as Senior Executive Vice President of Merchandising and Marketing from 1998 to 1999. Mr. Mansell served as Kohl’s President from 1999, Chief Executive Officer from 2008 and Chairman of the Board of Directors from 2009 until his retirement in May 2018. Mr. Mansell brings a combination of retail, public company, strategic and financial expertise to the Board.

Ronald E. Nelson
Mr. Nelson (age 77) has served on the Board since 2011. He joined NIKE, Inc. (NYSE: NKE) in 1976 and went on to serve as Vice President from 1982 to 1997, overseeing a wide variety of operations, including NIKE’s early advertising, promotions and retail operations, global footwear sourcing and financing, and the global apparel division, and he served as President of NIKE’s Japanese subsidiary from 1995 to 1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia in the 1970s and today serves as an informal advisor to several small companies. Mr. Nelson’s broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.

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Sabrina L. Simmons
Ms. Simmons (age 56) has served on the Board since 2018. She served as Executive Vice President and Chief Financial Officer of Gap, Inc. (NYSE: GPS) from January 2008 until February 2017. Previously, Ms. Simmons also served in the following positions at Gap: Executive Vice President, Corporate Finance from September 2007 to January 2008, Senior Vice President, Corporate Finance and Treasurer from March 2003 to September 2007, and Vice President and Treasurer from September 2001 to March 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International PLC, a British genetics company, and was Assistant Treasurer at Levi Strauss & Co. Ms. Simmons currently serves as a member of the board of directors of Williams-Sonoma, Inc. (NYSE: WSM), a consumer retail company, where she is the chair of the audit and finance committee, and of e.l.f. Cosmetics, Inc. (NYSE: ELF), an international cosmetics company, where she chairs the audit committee. Ms. Simmons also currently serves on the Haas School of Business Advisory Board. Ms. Simmons brings a combination of public company, global retail and financial experience to the Board.

Malia H. Wasson	Ms. Wasson (age 61) has served on the Board since 2015. Ms. Wasson chairs the Audit Committee, and the Board has designated Ms. Wasson as an “audit committee financial expert.” Ms. Wasson worked at U.S. Bank of Oregon for over 25 years, serving as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 to 2015. She served as U.S. Bank’s senior executive in the region and led the U.S. Bank Board in Portland. In addition to her role as President, she led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. Prior to joining U.S. Bank, Ms. Wasson held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Currently, Ms. Wasson is the Chief Executive Officer of Sand Creek Advisors LLC, which provides business consulting to CEOs of public and private companies. Ms. Wasson currently serves as a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN), where she is Chair of the audit committee. She is also a director and past chair of the Oregon Business Council. Ms. Wasson formerly served on the boards of Oregon Health & Science University Foundation, Inc., OHSU Knight Cancer Institute, Portland Business Alliance, Greater Portland Inc., as Chair of the Oregon Business Plan and as a Senior Fellow of the American Leadership Forum. Ms. Wasson’s extensive experience in commercial banking, finance and accounting, as well as local and regional leadership, enables her to provide insight and advice to Columbia on strategic matters including mergers and acquisitions, consumer and commercial businesses, regulatory, marketing, public and government policy and relations, media relations, change management and human capital management and diversity.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR ALL the nominees named in this Proxy Statement.

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AUDIT COMMITTEE REPORT

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance and oversight regarding the financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls and the Company’s auditing, accounting and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at https://investor.columbia.com.

Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the relationship between the Company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the Company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.

The Audit Committee has:
•reviewed and discussed with management and Deloitte the audited financial statements and audit of internal control over financial reporting;
•discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission;
•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte the independent registered public accounting firm’s independence from the Company and its management; and
•reviewed and approved the fees paid to Deloitte for audit and non-audit services and discussed whether Deloitte’s provision of non-audit services was compatible with maintaining its independence.
In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that these services are compatible with the provision of independent audit services.

Based on the Audit Committee’s review and the meetings, discussions and communications described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:
Malia H. Wasson—Chairman
Andy D. Bryant
Kevin Mansell
Ronald E. Nelson

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PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year, subject to ratification of the selection by our shareholders at the Annual Meeting.
Principal Accountant Fees and Services
For work performed in regard to fiscal years 2018 and 2019, we incurred the following fees for services provided by Deloitte, as categorized below:

	2018	2019
Audit Fees(1)	$2,392,411	$2,558,607
Tax Fees(2)	162,184	$112,179
Total	$2,554,595	$2,670,786
(1)Fees for audit services billed to Columbia by Deloitte in 2018 and 2019, which services consisted of: audit of Columbia’s annual financial statements and internal controls over financial reporting; reviews of Columbia’s quarterly financial statements; and statutory audits.
(2)Fees for tax services billed to Columbia by Deloitte in 2018 and 2019, which services consisted of: federal tax return compliance assistance; and foreign tax compliance, planning and advice.
Representatives of Deloitte are expected to be at the virtual Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy
All of the services performed by Deloitte in 2019 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which she granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and this Proxy Statement.

Members of the Compensation Committee:
Stephen E. Babson—Chairman
Murrey R. Albers
Walter T. Klenz
Sabrina L. Simmons

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for the executives identified as our named executive officers in the Summary Compensation Table and below.

2019 NAMED EXECUTIVE OFFICERS
Timothy P. Boyle	Chairman, President and Chief Executive Officer (“CEO”)
Jim A. Swanson	Senior Vice President, Chief Financial Officer (“CFO”)
Peter J. Bragdon	Executive Vice President, Chief Administrative Officer (“CAO”), General Counsel and Secretary
Thomas B. Cusick	Executive Vice President, Chief Operating Officer (“COO”)
Franco Fogliato	Executive Vice President, Americas General Manager

In this CD&A, the terms “we,” “us,” “our,” “Columbia,” and the “Company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other senior officers, who are based in the U.S., and references in this CD&A to executive officers generally include the named executive officers and our other senior officers who are based in the U.S.

Overview of Executive Compensation Program
In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual, short-term incentive compensation and long-term, incentive compensation. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance, the employee’s role and responsibilities and competitive market data.

Compensation Objectives. Leadership and motivation of our executive officers are critical to our long-term success, and the market for high-quality executive officers in our industry remains competitive. Our challenge is to offer a compensation program that is competitive and at the same time reinforces both our commitment to being a brand-led, consumer-first organization and our strategic priorities.

Compensation Program Design. Our compensation program for our executive officers is designed to reward our executive officers competitively when they achieve targeted annual performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes:

❖	a salary that provides for a minimum level of compensation for an executive officer;
❖	a meaningful performance-based bonus tied to achievement of corporate, individual and, in some cases, regional or brand objectives;
❖
long-term equity and cash incentives that offer significant rewards if the market price of our common stock increases in the future and/or if strategic multi-year performance objectives are achieved; and

❖	benefits that aim to be competitive with those that are offered by companies similar to ours.

The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and, in some cases, regional or brand objectives. Therefore, when targeted performance levels are not achieved or our stock price decreases, executive officer compensation may be significantly reduced. When targeted performance levels are exceeded or our stock price increases, executive officer compensation may be significantly increased.

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Risk and Compensation. We believe our compensation programs for executive officers are designed to encourage prudent risk-taking to achieve long-term growth in shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including the following:

Principle	Practice
Governance	All Compensation Committee members are independent, non-employee directors.
Program Design	Our programs are designed to drive achievement of our strategic objectives, short- and long-term financial performance and growth in shareholder value, while also promoting the attraction and retention of executive talent.
Our programs balance strategic, financial and shareholder measures.
Our programs balance short- and long-term performance and cash and equity compensation.
The vesting periods of long-term incentives provide long-term alignment with shareholders.
Maximum amounts payable are established under performance-based incentive programs.
Program Implementation and Management	Our Compensation Committee generally establishes both strategic and financial measures at the beginning of a performance period and evaluates them at the end of a performance period.
Our Compensation Committee annually reviews all elements of executive compensation, with the assistance of our independent compensation consultant.
Base salaries and annual adjustments for executive officers are generally based on market practices and our financial condition and aim to provide total compensation that is competitive with other similarly sized companies.
Annual cash incentive payouts have varied over time, commensurate with business and individual executive performance.
Long-term incentive payouts have varied over time based on both the Company’s financial performance and stock price performance, which align management interests with shareholder interests by tying compensation of certain executive officers in part to long-term shareholder returns.
Our executive compensation program processes are established by the Compensation Committee and are monitored by the Company’s human resources, finance and legal functions.

Components of Compensation. For 2019, our compensation program for named executive officers included the following primary components:

❖	base salary;
❖	annual, short-term incentive compensation; and
❖	long-term, incentive compensation, consisting of equity-based compensation in the form of stock options, time-based RSUs and performance-based RSUs or long-term cash incentive compensation.

These components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation for our named executive officers in the form of various other employee benefits and perquisites, most of which are generally available to all of our U.S. employees.

Each of the elements of our compensation program helps us achieve the objectives of our program, and we believe that, together, they have been, and will continue to be, effective in achieving our overall objectives.

Compensation Process. The Compensation Committee approves all named executive officer compensation decisions. Each year, the Compensation Committee reviews and evaluates the compensation paid to our named executive officers and determines the base salary, target bonus and the long-term cash and equity related grants for each.

The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall objectives. In general, for our named executive officers, the Compensation Committee seeks to put a significant amount of each named
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executive officer’s potential total direct compensation “at risk” based on corporate performance, individual performance and stock price. We consider time- based RSUs “at-risk,” as they are subject to stock market fluctuations. Target annual compensation paid to our named executive officers, other than Mr. Boyle, in the form of cash represents approximately 63% to 67%, and consequently non-cash compensation represents approximately 33% to 37%, of each such named executive officer’s potential total compensation at target performance levels. Mr. Boyle, who currently holds approximately 37% of our outstanding common stock has not historically received, and in 2019 did not receive, any equity compensation awards. However, Mr. Boyle is granted long-term cash incentive compensation and, as such, approximately 63% of his actual 2019 compensation was “at-risk,” or subject to performance requirements.

As part of its process for determining compensation for our named executive officers, the Compensation Committee reviews compensation analyses provided by its independent compensation consultant. As described in more detail below, the analyses include an estimate of the market 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus) and target total direct compensation (base salary plus target bonus plus target long-term incentive compensation) for each of our named executive officers. Although the Compensation Committee does not engage in traditional benchmarking, it considers the median, or 50th percentile, of the market data as one among many factors in its subjective analysis regarding the competitive, reasonable and appropriate levels of compensation for our named executive officers, and is guided by, and seeks to promote, the best interests of the Company and its shareholders. The Compensation Committee also considers several other factors when determining appropriate compensation levels for each executive officer, including:
•the Compensation Committee’s analyses of competitive compensation practices;
•individual performance in light of Company goals and objectives relevant to executive compensation;
•individual leadership, experience, expertise, skills, and knowledge;
•labor market conditions in the relevant geography (which affect the compensation required to attract and retain key talent); and
•analyses and advice from its independent compensation consultant, including competitive market data pertaining to executive compensation at comparable companies.
The Compensation Committee’s approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining a specific named executive officer’s compensation.

In determining the total compensation for each executive officer other than our Chairman, President and CEO and our Senior Vice President and Chief Human Resources Officer (“CHRO”), the Compensation Committee considers the specific recommendations of our Chairman, President and CEO and our Senior Vice President and CHRO and other factors it deems relevant. Recommendations to the Compensation Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our Chairman, President and CEO and our Senior Vice President and CHRO make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation.
The Compensation Committee may consider, in addition to the factors described above:
•the individual’s accumulated vested and unvested equity awards;
•the vesting schedule of the individual’s outstanding equity awards;
•a comparison of individual equity awards between executive officers and in relation to other compensation elements;
•potential shareholder dilution resulting from stock awards to employees;
•total accounting expense resulting from executive compensation;
•shareholders’ advisory votes on executive compensation; and
•past levels of compensation awarded and earned.

Competitive market compensation survey information. The Compensation Committee reviews aggregated data from survey sources analyzed by its independent compensation consultant, including general industry surveys, retail/wholesale surveys and consumer retail industry surveys. The Compensation Committee generally focuses on
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a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or applies revenue-based regression analysis to the survey data for comparability purposes.

Tax deductibility. Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person per year the amount of our tax deduction for compensation paid to any “covered employee.” Prior to the tax reform effected through the adoption of the Tax Cuts and Jobs Act on December 27, 2017, these restrictions applied only to our CEO and to each of our three most highly compensated officers (other than the CEO and the CFO), who served in such position on the last day of the year, and compensation that qualified as “performance-based” was excluded from the $1,000,000 limit. The $1,000,000 limit now applies to a broader group of executives, including any person who has ever served as our principal executive officer, principal financial officer or any one of our three most highly compensated executive officers (other than the principal executive officer or the principal financial officer) for any preceding taxable year beginning after December 31, 2017, and the exclusion for performance-based compensation no longer exists. Accordingly, we are no longer able to take a tax deduction with respect to any portion of the annual compensation we pay to our “covered employees” that exceeds $1,000,000 per person (except with respect to compensation paid pursuant to certain arrangements in place prior to November 2, 2017 that remain eligible for the “performance-based” exception). The Compensation Committee will continue to evaluate potential program changes that may be appropriate in light of recent tax reform and the primary goal of our compensation programs to ensure competitive levels of total compensation for our executive officers and to promote varying corporate goals. It intends to maintain an approach to executive officer compensation that strongly links pay to performance, even in light of recent tax reform.

Clawback Policy. In 2017, our Board adopted an executive incentive recovery (or clawback) policy pursuant to which our executive officers may be required to return incentive awards paid, settled, granted, or that first vest after December 31, 2017. Under this policy, if the Board determines in its sole discretion that (i) the incentive award was predicated on the achievement of specific financial results that were subsequently the subject of a material financial restatement, (ii) the executive officer engaged in fraud or misconduct that contributed to the need for a restatement or was aware of fraud or misconduct and failed to act, and (iii) the Board determines that lower payment, settlement, grant, or vesting would have occurred based on the restated financial results, the executive officer may be required to reimburse the Company for certain amounts to the fullest extent of the law. Incentive awards include (i) Executive Incentive Compensation Plan awards granted to executive officers after December 31, 2017, and (ii) any equity or cash incentive compensation awards to executive officers that are paid, settled, granted, or that first vest after December 31, 2017 that are measured by the Company’s financial performance. In order to ensure the enforceability of the policy, appropriate language regarding the policy has been inserted in applicable award agreements. We believe that our clawback policy reinforces our pay-for-performance philosophy.

Analysis of 2019 Named Executive Officer Compensation
General. The competitive compensation analyses for 2019 provided to the Compensation Committee identified relevant market survey data for all our named executive officers.

The 2019 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2019 Target Total Direct Compensation

Name	Annual Salary ($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation ($)	Target Long-Term Cash Incentive Compensation (1)($)	Target Equity Incentive Compensation (2)($)	Target Total Direct Compensation($)
Timothy P. Boyle	954,810	110%	2,005,101	800,000	—	2,805,101
Jim A. Swanson	500,000	50%	750,000	—	400,082	1,150,082
Peter J. Bragdon	530,500	70%	901,850	—	440,845	1,342,695
Thomas B. Cusick	689,600	70%	1,172,320	—	635,103	1,807,423
Franco Fogliato	530,500	70%	901,850	—	520,090	1,421,940
(1)Target Long-Term Cash Incentive Compensation equals the target value of the long-term cash award for Mr. Boyle.
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(2)Target Equity Incentive Compensation equals the estimated and probable fair value of 2019 stock options and time-based and performance-based RSU awards.
As part of the Compensation Committee’s analysis in establishing 2019 compensation, it noted that, assuming that the target short-term cash incentive compensation levels and equity-based incentive performance targets were achieved for Messrs. Swanson, Bragdon, Cusick, and Fogliato, total direct compensation (annual salary plus short-term cash incentive compensation plus the estimated and probable fair value of equity incentives) ranged between 35% below and 23% above the competitive market median.The Compensation Committee also noted that Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our common stock. The Compensation Committee made certain changes to base salary for Messrs. Swanson, Bragdon, Cusick, and Fogliato and to Mr. Boyle’s target long-term cash incentive award as a result of this analysis (see “Base Salary” below).

Excluding Mr. Boyle, who did not receive equity-based incentives, the total direct compensation of our named executive officers for 2019 consisted, on average, of the following proportions of components: 39% in base salary, 26% in target short-term incentive compensation and 35% in long-term equity-based incentives. The Compensation Committee believes that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation and the manner in which the variable compensation is determined.

Base salary. We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation Process.” As a result of such review, in January 2019, the Compensation Committee approved a 3% merit increase for Messrs. Bragdon, Cusick, and Fogliato. Mr. Swanson received a significant salary adjustment of 11.1% in order to bring his salary more in line with the market. Mr. Boyle did not receive a merit increase in 2019, but received a significant increase in his target long-term cash incentive award for 2019.

Short-term incentive compensation. The Compensation Committee has established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual cash bonuses to motivate and reward achievement of Company and personal objectives. The Compensation Committee may also award discretionary cash bonuses, but did not award any in 2019.

The following table summarizes the various components of the potential 2019 bonus payouts under the Executive Incentive Compensation Plan as approved by the Compensation Committee.

2019 Executive Incentive Compensation Plan Bonus Components

Name	Target Bonus (as a % of Earnings)(1)	Individual Performance Component (as a % of Target Bonus)(2)	Company Performance Component (as a % of Target Bonus)(3)	Threshold Company Performance Payout (as % of Company Performance Component)	Maximum Company Performance Payout (as % of Company Performance Component)
Timothy P. Boyle	110%	20%	80%	50%	200%
Jim A. Swanson	50%	20%	80%	50%	200%
Peter J. Bragdon	70%	20%	80%	50%	200%
Thomas B. Cusick	70%	20%	80%	50%	200%
Franco Fogliato	70%	20%	80%	50%	200%
(1)Bonus is calculated based on plan year eligible W-2 earnings for each NEO.
(2)The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and Company performance is at least 65% of the corporate performance target established by the Compensation Committee. Maximum payout is limited to 100% of Individual Performance Component.
(3)The Company Performance Component is paid out to the extent Company performance is at least 80%, and a maximum of 120% of the corporate performance target established by the Compensation Committee.

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In the compensation review conducted in January 2019, the Compensation Committee considered market composite data as one among many factors in its subjective analysis regarding the appropriate bonus target for each named executive officer. Assuming the target bonus levels were achieved, Mr. Boyle’s total annual cash compensation (annual salary plus target bonus) for 2019 was at the competitive market median. Total cash compensation for each of our other named executive officers ranged between 20% below and 34% above the market median of the competitive market data reviewed by the Compensation Committee.

The amount of the actual cash bonus paid under the plan to each named executive officer is based on the extent to which (i) the Company meets or exceeds the corporate performance target, and (ii) the named executive officer meets or exceeds individual performance objectives.

Company Performance Component.
At the beginning of 2019, the Compensation Committee set a corporate performance target under the Executive Incentive Compensation Plan of $418.5 million in operating income before bonus and excluded items. The Company’s actual 2019 operating income before bonus and excluded items was $436.8 million, resulting in the achievement of 104.4% of the corporate performance target. Thus, for our named executive officers, the corporate performance target equaled 100% of the Company Performance Bonus Component outlined above for 2019.

Over the past five years, with respect to named executive officers, we have achieved:
•performance in excess of the corporate performance target four times and achieved the maximum performance level one time; and
•an average payout percentage of 107.1% of the corporate performance target award opportunity.
The Compensation Committee intends to set the corporate performance target levels so that they are challenging yet attainable from year to year and tied to driving strong operational performance.

Individual Performance Component.
The remaining portion of the Executive Incentive Compensation Plan Bonus potentially payable to each named executive officer is based on the named executive officer’s individual performance during the year. The maximum individual performance component for each named executive officer is limited to 20% of target bonus. The individual performance objectives for our Chairman, President and CEO were agreed between Mr. Boyle and the Compensation Committee in early 2019 and consist of short-term operational goals, long-term strategic goals and leadership objectives. Individual performance objectives for our named executive officers were then set by our Chairman, President and CEO and are generally intended to align with his objectives. Depending on the named executive officer’s role, individual performance objectives may consist of financial, operational, brand, regional, product, and individual goals. The actual amount paid to each named executive officer under this portion of the bonus is based in large part on Mr. Boyle’s assessment of the named executive officer’s performance against those objectives. The Compensation Committee makes its own determination about whether Mr. Boyle has met or exceeded his individual performance objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the corporate performance target under the Executive Incentive Compensation Plan, the Compensation Committee may award to the named executive officer this portion of the bonus amount based on achievement of the individual performance objectives. If the Compensation Committee determines that a named executive officer has not met the individual performance objectives, the individual performance component of the bonus may be reduced or eliminated.

2019 Actual Executive Incentive Compensation Plan Bonuses.
For 2019, since we achieved 104.4% of the corporate performance target set by the Compensation Committee, the corporate performance component was earned and payable to each named executive officer between the target and maximum level, and the individual performance component was eligible to be payable, under the plan. The table below summarizes the actual bonus payouts for 2019 under the Executive Incentive Compensation Plan. Based on Mr. Boyle’s assessments, each of the named executive officers, other than Mr. Boyle, was awarded 100% of his individual performance component of target bonus. Based on the Compensation Committee’s assessment of Mr. Boyle’s performance for 2019, the Compensation Committee awarded Mr. Boyle 92% of his individual performance component of target bonus.

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2019 Actual Executive Incentive Compensation Plan Bonuses

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Total Bonus ($)
Timothy P. Boyle	193,254	1,025,084	1,218,338
Jim A. Swanson	49,231	240,246	289,477
Peter J. Bragdon	73,936	360,809	434,745
Thomas B. Cusick	96,111	469,022	565,133
Franco Fogliato	73,936	360,809	434,745

Equity-based incentives. Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our common stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers, excluding Mr. Boyle (who does not receive equity awards), take the form of stock options and both performance-based and time-based RSUs.

Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our common stock on the date of the option grant. RSUs, both time-based and performance-based, reward increases in the market price of our common stock and also subject executive officers to downside risk similar to that experienced by shareholders, tying the interests of executive officers to our shareholders’ interests. In addition, time-based RSUs can provide retention value even if our stock price does not increase. The Compensation Committee has established appropriate written policies and practices regarding the timing and pricing of equity awards.

The Compensation Committee has established the following mix of forms of annual equity awards for named executive officers, other than Mr. Boyle:

Expected % of Equity Value
Stock Options	45%
Performance-Based RSUs (”PRSUs”)	30%
Time-Based RSUs	25%
Total	100%

The Compensation Committee chose these types of awards and established these relative weights to provide an effective incentive for our executive officers. From time to time, the Compensation Committee may consider special awards of equity outside of the pre-established mix outlined above, such as unrestricted share awards granted to Mr. Bragdon and Mr. Cusick in 2019 in recognition of their extraordinary efforts related to key corporate initiatives.

As a result of how the grant date fair value of long-term equity incentive awards must be calculated for accounting purposes, the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the 2019 Grants of Plan-Based Awards Table may not reflect the actual value realized by our named executive officers with respect to these awards. Periodically, the Compensation Committee reviews realized income from previous grants in order to monitor the effectiveness of its granting practices.

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Performance-based RSUs granted in 2019.
Performance-based RSU award metrics are intended to directly link pay to the Company’s long-term strategic plan. For performance-based RSU grants for the 2019 through 2021 performance period, cumulative operating income and average return on invested capital will each represent 50% of the award and will be measured independently. Participating named executive officers are awarded a number of shares equal to a target grant date fair value amount approved by the Compensation Committee. If cumulative operating income and average return on invested capital are realized above minimum levels, each named executive officer may receive a number of shares, as illustrated by the tables below. If results are between data points, the percentage of the award payable is determined by interpolation between data points.

50% Weighting			50% Weighting
2019-2021 Cumulative Operating Income	Goals as a % of Plan	Payout as a % of Target	2019-2021 Average Return on Invested Capital	Goals as a % of Plan	Payout as a % of Target
<$	<80%	0%	<%	<80%	0%
	$80%	50%	%	80%	50%
	$90%	75%	%	90%	75%
	$100%	100%	%	100%	100%
	$105%	125%	%	105%	125%
	$110%	150%	%	110%	150%
	$115%	175%	%	115%	175%
	$120%	200%	%	120%	200%

If minimum levels of cumulative operating income and average return on invested capital are not met, the RSUs will be forfeited. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each performance period.

Performance-based RSUs Earned for 2017-2019 Performance.
In 2017, the Compensation Committee granted performance-based RSU awards for the 2017 through 2019 performance period with the following targets:
(a) 100% of the award subject to increase or forfeiture based on cumulative operating income and average return on invested capital of Columbia in the performance period, as illustrated below. If results are between data points, the percentage of the award payable is determined by interpolation between data points.

	Cumulative Operating Income (2017-2019)
	(dollars in millions)
	At Least	$700	$800	$900	$1,000	$1,100
Average Return on Invested Capital (2017-2019)	12.0%	15%	40%	65%	85%	105%
	15.5%	40%	65%	90%	110%	135%
	19.0%	50%	80%	105%	130%	155%
	21.0%	60%	85%	110%	135%	160%
	23.0%	65%	90%	120%	145%	165%
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(b) If cumulative operating income and average return on invested capital results in forfeiture of 100% of the award, notwithstanding the forfeiture, 100% of the award is subject to increase or forfeiture based on the average operating margin of the Company relative to the average operating margin of companies in the Company’s peer group in the performance period under the criteria set forth below:

Columbia’s Percentile Rank	% of RSUs that Vest
25-39	20%
40-54	50%
55-69	80%
70-84	110%
85+	140%

For the 2017 through 2019 performance period, the Company achieved $1,020.8 million of cumulative operating income and an average return on invested capital of 24.1%. Cumulative operating income, for purposes of assessing achievement of the performance target, excludes specified extraordinary items. Each eligible named executive officer received 149.2% of his target award following certification of results by the Compensation Committee on March 5, 2020. As a result, Mr. Bragdon had 2,720 performance-based RSUs vest, and Mr. Cusick had 3,654 performance-based RSUs vest. Mr. Swanson and Mr. Fogliato were not eligible for performance-based RSU awards in 2017. Because awards were paid out under the cumulative operating income and average return on invested capital measure, no awards were payable under the secondary measure of average operating margin against our peer group.

Long-term cash incentives. The Compensation Committee has historically awarded to Mr. Boyle a long-term incentive cash award tied to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers is subject. The percentage of Mr. Boyle’s long-term incentive cash award that is paid out is determined by reference to achievement of specified performance goals during the performance period. For the performance period from 2017 through 2019, Mr. Boyle’s long-term cash incentive award was paid out at 149.2% of target, or $484,079. In March 2019, the Compensation Committee granted a long-term incentive cash award to Mr. Boyle for the performance period from 2019 through 2021 which is subject to the same performance targets outlined above for the 2019 grant of performance-based RSUs. Mr. Boyle’s 2019 target award was increased to $800,000, approximately 235% higher than his 2018 target award, to assist in bringing his total target direct compensation closer to market for CEOs.

Change in control severance plan. Specified key employees, including our named executive officers, based on level of position, are eligible to participate in a change in control severance plan that offers income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause. The plan also helps to secure for the benefit of Columbia the services of the eligible employees, including the named executive officers, in the event of a potential or actual change in control. Mr. Boyle is not eligible to participate in the plan. The Compensation Committee believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments Upon Termination or Change in Control.”

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2019 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Timothy P. Boyle	2019	954,810	—	—	—	1,702,417	14,000	2,671,227
Chairman, President and CEO	2018	950,532	—	—	—	2,338,265	15,406	3,304,203
	2017	184,923	761,870	—	—	1,545,534	17,330	2,509,657
Jim A. Swanson	2019	492,308	—	220,075	180,007	289,477	44,865	1,226,732
Senior Vice President, CFO	2018	450,000	—	159,573	130,514	405,000	34,875	1,179,962
	2017	441,612	—	103,774	103,761	247,500	25,117	921,764
Peter J. Bragdon	2019	528,115	—	251,830	189,015	434,745	58,851	1,462,556
Executive Vice President, CAO, General Counsel and Secretary	2018	512,692	—	220,090	180,005	648,900	45,591	1,607,278
	2017	594,199	14,125	196,062	164,009	385,000	44,194	1,397,589
Thomas B. Cusick	2019	686,508	—	358,671	276,432	565,133	78,890	1,965,634
Executive Vice President, COO	2018	666,500	—	321,826	263,255	843,570	61,583	2,156,734
	2017	750,438	16,950	275,298	232,253	500,500	57,220	1,832,659
Franco Fogliato(4)	2019	528,115	—	286,078	234,012	434,745	244,293	1,727,243
Executive Vice President, Americas General Manager	2018	512,692	—	220,090	180,005	648,900	100,000	1,661,687
	2017	529,956	—	150,046	150,003	565,250	155,019	1,550,274
(1)For 2019, amounts include employee contributions deferred under our 401(k) Excess Plan.
(2)The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation, excluding the effect of any estimated forfeitures. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our common stock in future periods. The maximum payout amounts for the 2019 performance-based RSUs reported in the “Stock Awards” column above are as follows: Mr. Swanson, $240,138, Mr. Bragdon, $252,204, Mr. Cusick, $368,854, and Mr. Fogliato, $312,138. Assumptions used in the calculation of amounts set forth in the “Stock Awards” and “Option Awards” columns are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2017, 2018 and 2019, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(3)The amounts set forth in the “All Other Compensation” column for 2019 consist of the following:

Name	Matching Contributions under the Company’s 401(k) Profit Sharing Plan ($)	Matching Contributions under the Company’s 401(k) Excess Plan ($)	Executive Officer Excess Disability Insurance Premium Payments ($)	Other Payments ($)
Timothy P. Boyle	14,000	—	—	—
Jim A. Swanson	14,000	30,865	—	—
Peter J. Bragdon	14,000	44,851	—	—
Thomas B. Cusick	14,000	62,504	*	—
Franco Fogliato	14,000	31,687	—	198,606	(a)
*The value of each of these items is less than $10,000, or less than the greater of $25,000 and 10% of the aggregate value of all personal benefits received by the named executive officer, as applicable.
(a) Consists of an annual housing allowance of $60,000, dependent tuition allowance of $40,000, a tax differential payment in the amount of $74,201 (relating to tax impacts of relocation) and $24,405 in tax preparation fees.
(4)For 2017, a portion of compensation paid to Mr. Fogliato was paid in Swiss francs and amounts have been converted to U.S. dollars using the exchange rate in effect on August 1, 2017, his relocation date from Switzerland to the United States (1 Swiss franc = 1.0357 U.S. dollar).

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2019 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)		All Other Option Awards: Number of Securities Underlying Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)(3)	Target (#)	Maximum (#)(4)
Timothy P. Boyle		Short-Term Incentive	229,154	(1)	840,233	(1)	1,680,466	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		210,058	(2)	—		—	—	—	—		—		—	—
		Long-Term Incentive	—	(2)	800,000		1,600,000	(4)	—	—	—	—		—		—	—
Jim A. Swanson		Short-Term Incentive	137,846		275,692	(1)	551,385		—	—	—	—		—		—	—
		Short-Term Incentive	—		68,923	(2)	—		—	—	—	—		—		—	—
	1/24/2019	RSUs	—		—		—		—	—	—	1,210	(5)	—		—	100,007
	1/24/2019	Options	—		—		—		—	—	—	—		8,873	(8)	86.42	180,007
	3/5/2019	PRSUs	—		—		—		—	1,194	2,388	—		—		—	120,069
Peter J. Bragdon		Short-Term Incentive	147,872	(1)	295,744	(1)	591,489	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		73,936	(2)	—		—	—	—	—		—		—	—
	1/24/2019	RSUs	—		—		—		—	—	—	1,271	(6)	—		—	105,048
	1/24/2019	Options	—		—		—		—	—	—	—		9,317	(9)	86.42	189,015
	3/5/2019	Unrestricted Shares	—		—		—		—	—	—	200	(7)	—		—	20,680
	3/5/2019	PRSUs	—		—		—		—	1,254	2,508	—		—		—	126,102
Thomas B. Cusick		Short-Term Incentive	192,222	(1)	384,444	(1)	768,889	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		96,111	(2)	—		—	—	—	—		—		—	—
	1/24/2019	RSUs	—		—		—		—	—	—	1,858	(5)	—		—	153,534
	1/24/2019	Options	—		—		—		—	—	—	—		13,626	(8)	86.42	276,432
	3/5/2019	Unrestricted Shares	—		—		—		—	—	—	200	(7)	—		—	20,680
	3/5/2019	PRSUs	—		—		—		—	1,834	3,668	—		—		—	184,427
Franco Fogliato		Short-Term Incentive	147,872	(1)	295,744	(1)	591,489	(1)	—	—	—	—		—		—	—
		Short-Term Incentive	—		73,936	(2)	—		—	—	—	—		—		—	—
	1/24/2019	RSUs	—		—		—		—	—	—	1,573	(5)	—		—	130,008
	1/24/2019	Options	—		—		—		—	—	—	—		11,535	(8)	86.42	234,012
	3/5/2019	PRSUs	—		—		—		—	1,552	3,104	—		—		—	156,069
(1)Represents targets for the corporate performance component under the Executive Incentive Compensation Plan.
(2)Amount represents the individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component is also a maximum amount allowed under the plan.
(3)At threshold performance no performance-based RSUs or long-term incentive cash compensation will be earned.
(4)At maximum performance 200%, of target performance-based RSUs or long-term incentive cash compensation will be earned.
(5)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the the Initial Vest Date.
(6)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent seven anniversaries following the Initial Vest Date. Effective January 1, 2019, employees who are at least 55 years of age and have ten years of cumulative service at time of grant are awarded time-based RSUs or stock options that vest semi-annually rather than annually. Mr. Bragdon met the age and service requirement and received the semi-annual vesting schedule.
(7)The shares vested 100% on the date of award.
(8)The options vest 25% on each anniversary of the award date over four years.
(9)The options vest 12.5% on each six-month anniversary of award date over four years.

COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 31

Narrative Disclosure to Summary Compensation Table and 2019 Grants of Plan-Based Awards Table
Salary. Salaries paid to our named executive officers are set forth in the Summary Compensation Table. For fiscal 2019, salaries paid to our named executive officers accounted for the following percentages of each named executive officer’s total compensation, as reported in the “Total” column of the Summary Compensation Table: Mr. Boyle, 36%, Mr. Bragdon, 36%, Mr. Swanson, 40%, Mr. Cusick, 35%, and Mr. Fogliato, 31%. In general, any salary increases are effective in March of each respective year.

Bonus. No discretionary bonuses were paid to our named executive officers in 2019.

Stock awards. We awarded both time-based and performance-based RSUs, in each case under our 1997 Stock Incentive Plan, to our named executive officers, other than our Chairman, President and CEO. Mr. Bragdon and Mr. Cusick were also awarded unrestricted shares under our 1997 Stock Incentive Plan in recognition of extraordinary efforts on key corporate initiatives. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2019 Grants of Plan-Based Awards Table represent the threshold, target and maximum number of performance-based RSUs that may be earned by each of the named executive officers during the January 1, 2019 through December 31, 2021 performance period, depending on the extent to which Company performance goals are met or exceeded. Performance-based RSUs earned during the performance period will vest approximately in March 2022, upon certification of results and approval by the Compensation Committee. The amounts set forth in the “All Other Stock Awards” column of the 2019 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer and unrestricted shares granted to Mr. Bragdon and Mr. Cusick.

Option awards. We awarded stock options to our named executive officers, other than our Chairman, President and CEO, under our 1997 Stock Incentive Plan, in 2019. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2019 Grants of Plan-Based Awards Table.

Non-equity incentive plan compensation. The amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the 2019 Summary Compensation Table consist of payments made pursuant to non-equity incentive plan awards granted to our named executive officers under our Executive Incentive Compensation Plan, as well as pursuant to a long-term incentive cash award granted to Mr. Boyle. A discussion of the corporate performance targets that were achieved for 2019 for awards under our Executive Incentive Compensation Plan is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2019 Named Executive Officer Compensation—Short-term incentive compensation” above. A discussion of the performance targets that were achieved for 2019 for the long-term incentive cash award granted to Mr. Boyle is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2019 Named Executive Officer Compensation—Long-term cash incentives” above.

We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount actually paid generally varies according to the achievement of Company and individual performance objectives.

The Compensation Committee generally establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Compensation Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting.

The Compensation Committee also generally may reduce or eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer based on factors that it determines warrant such a reduction or elimination. Historically, the Compensation Committee has not exercised this discretion to any significant degree. Under the plan, the Compensation Committee has no discretion to increase any amount payable to a named executive officer.

COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 32

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2019 Grants of Plan-Based Awards Table include the threshold, target and maximum payout amounts payable for achieving the corporate and individual performance objectives under the Company’s Executive Incentive Compensation Plan for 2019 awards.

For Mr. Boyle, the amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2019 Grants of Plan-Based Awards Table also include the threshold, target and maximum payout amounts payable for his long-term incentive cash award for the January 1, 2019 through December 31, 2021 performance period, depending on the extent to which Company performance goals are met or exceeded. We anticipate that the Compensation Committee will determine the amount Mr. Boyle earns under his long-term incentive cash award for this performance period in March 2022.

For fiscal 2019, the aggregate value of bonuses paid to our named executive officers under our Executive Incentive Compensation Plan and under long-term incentive cash awards accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Boyle, 63%, Mr. Bragdon, 30%, Mr. Swanson, 24%, Mr. Cusick, 29%, and Mr. Fogliato, 25%.

All other compensation. All other compensation of our named executive officers is set forth in the Summary Compensation Table for fiscal 2019 and described in greater detail in footnote 3 to the table.

Our 401(k) Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers, are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of eligible annual compensation. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer a portion of their eligible compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, less the matching contribution the participant would have been eligible to receive under the qualified 401(k) Plan. See the “2019 Nonqualified Deferred Compensation” table below.

We provide our named executive officers with competitive benefits, and we generally do not provide perquisites or tax reimbursements or other benefits to the named executive officers that are not available to other employees. In addition to our 401(k) Plan and 401(k) Excess Plan described above, in 2019, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. Historically, we have provided our Chairman, President and CEO’s qualifying family members with medical insurance at no cost to those individuals. In 2018, the Company moved to a self-funded health plan, and, as a result, as of June 2018, the Company no longer provides this benefit.

In connection with his relocation from Switzerland to the U.S. in 2017, Mr. Fogliato has received and continues to receive certain other perquisites which are not generally provided to other employees or our other named executive officers, including: an annual housing allowance, an allowance for education support of Mr. Fogliato’s two dependent children and certain tax payments and tax preparation services. Specifically, on November 1, 2019, the Company entered into a Tax Differential on Supplemental Wages Agreement with Mr. Fogliato (the “Fogliato Tax Agreement”) to ensure that Mr. Fogliato’s burden for certain trailing tax liabilities resulting from his relocation to the United States will remain at a similar level as if he were employed solely in Switzerland. The Fogliato Tax Agreement provides for (i) tax preparation services for years in which trailing tax liabilities are incurred by Mr. Fogliato, and (ii) the payment of tax differential payment(s) in an amount up to $100,000 per taxable year based on a calculation performed by KPMG US LLP (or a different tax advisor as chosen by the Company), with any amount over $100,000 being subject to the discretion of the Compensation Committee. In
COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 33

2019, the Company paid a tax differential payment in the amount of $74,201 to Mr. Fogliato for the taxable year 2018 and $24,405 in tax preparation fees for Mr. Fogliato, pursuant to the terms of the Fogliato Tax Agreement. The Fogliato Tax Agreement, and any responsibilities of the Company thereunder, shall terminate on the earlier of (i) the date that Mr. Fogliato has no trailing tax liabilities outstanding and all trailing benefits are vested, exercised or expired, or (ii) the date Mr. Fogliato’s employment with the Company is terminated for any reason.

COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 34

2019 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Timothy P. Boyle	—	—		—		—	—	—		—	—		—
Jim A. Swanson	2/28/2014	494	(1)	—		41.545	2/28/2024	—		—	—		—
	2/27/2015	3,548	(1)	—		55.890	2/26/2025	—		—	—		—
	1/28/2016	—		—		—	—	222	(3)	22,242	—		—
	1/28/2016	2,739	(1)	912	(1)	53.350	1/27/2026	—		—	—		—
	1/26/2017	—		—		—	—	474	(3)	47,490	—		—
	1/26/2017	1,954	(1)	1,953	(1)	55.530	1/25/27	—		—	—		—
	7/20/2017	—		—		—	—	487	(3)	48,793	—		—
	7/20/2017	2,017	(1)	2,016	(1)	57.950	7/19/27	—		—	—		—
	1/25/2018	—		—		—	—	765	(3)	76,645	—		—
	1/25/2018	1,832	(1)	5,494	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	1,016	(7)	101,793
	1/24/2019	—		—		—	—	1,210	(3)	121,230	—		—
	1/24/2019	—		8,873	(1)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,194	(8)	119,627
		12,584		19,248				3,158		316,400	2,210		221,420
Peter J. Bragdon	1/28/2016	—		—		—	—	394	(3)	39,475	—		—
	1/28/2016	—		2,920	(1)	53.350	1/27/2026	—		—	—		—
	1/26/2017	—		—		—	—	758	(3)	75,944	—		—
	1/26/2017	5,626	(1)	5,626	(1)	55.530	1/25/27	—		—	—		—
	3/7/2017							2,720	(5)	272,517	—		—
	7/20/2017	—		—		—	—	181	(3)	18,134	—		—
	7/20/2017	751	(1)	750	(1)	57.950	7/19/27	—		—	—		—
	1/25/2018	—		—		—	—	1,054	(3)	105,600	—		—
	1/25/2018	2,526	(1)	7,578	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	1,402	(7)	140,466
	1/24/2019	—		—		—	—	1,112	(4)	111,411	—		—
	1/24/2019	1,165	(2)	8,152	(1)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,254	(8)	125,638
		10,068		25,026				6,219		623,081	2,656		266,104
COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 35

		OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Thomas B. Cusick	1/28/2016	—		—		—	—	530	(3)	53,101	—		—
	1/28/2016	—		3,924	(1)	53.350	1/27/2026	—		—	—		—
	1/26/2017	—		—		—	—	1,020	(3)	102,194	—		—
	1/26/2017	—		7,560	(1)	55.530	1/25/27	—		—	—		—
	3/7/2017	—		—		—	—	3,654	(5)	366,094	—		—
	7/20/2017	—		—		—	—	351	(3)	35,167	—		—
	7/20/2017	727	(1)	1,453	(1)	57.950	7/19/27	—		—	—		—
	1/25/2018	—		—		—	—	1,542	(3)	154,493	—		—
	1/25/2018	3,695	(1)	11,082	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	2,050	(7)	205,390
	1/24/2019	—		—		—	—	1,858	(3)	186,153	—		—
	1/24/2019	—		13,626	(1)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,834	(8)	183,748
		4,422		37,645				8,955		897,202	3,884		389,138
Franco Fogliato	1/28/2016	—		—		—	—	493	(3)	49,394	—		—
	1/28/2016	6,085	(1)	2,028	(1)	53.350	1/27/2027	—		—	—		—
	1/26/2017	—		—		—	—	948	(3)	94,980	—		—
	1/26/2017	3,908	(1)	3,906	(1)	55.530	1/25/28	—		—	—		—
	7/20/2017	—		—		—	—	453	(3)	45,386	—		—
	7/20/2017	1,876	(1)	1,875	(1)	57.950	7/19/28	—		—	—		—
	1/25/2018	—		—		—	—	1,054	(3)	105,600	—		—
	1/25/2018	2,526	(1)	7,578	(1)	74.590	1/24/28	—		—	—		—
	10/18/2018	—		—		—	—	—		—	1,402	(7)	140,466
	1/24/2019	—		—		—	—	1,573	(3)	157,599	—		—
	1/24/2019	—		11,535	(1)	86.420	1/23/29	—		—	—		—
	3/5/2019	—		—		—	—	—		—	1,552	(8)	155,495
		14,395		26,922				4,521		452,959	2,954		295,961
(1)The options vest 25% on each anniversary of the award date over four years.
(2)The options vest 12.5% on each six-month anniversary of the award date over four years.
(3)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the Initial Vest Date.
(4)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent seven anniversaries following the Initial Vest Date.
(5)These performance-based RSUs have been earned under the Company performance component of the equity-based incentive compensation plan and vested on March 5, 2020.
(6)Based on a value of $100.19 per share, the closing market price of our common stock on December 31, 2019, the last trading day of 2019.
(7)The number of performance-based RSUs represent performance at target. Performance is based on cumulative operating income and average return on invested capital over the three year performance period, 2018-2020, each representing 50% of the award and measured independently. Assuming performance objectives are met and approved by the Compensation Committee, the performance-based RSUs would vest March 2021. Actual payout will depend on actual performance, which could range from 0% to 200%, and the value of our common stock in future periods.
COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 36

(8)The number of performance-based RSUs represent performance at target. Performance is based on cumulative operating income and average return on invested capital over the three year performance period, 2019-2021, each representing 50% of the award and measured independently. Assuming performance objectives are met and approved by the Compensation Committee, the performance-based RSUs will vest in March 2022. Actual payout will depend on actual performance, which could range from 0% to 200%, and the value of our common stock in future periods.

COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 37

2019 Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Timothy P. Boyle	—	—	—	—
Jim A. Swanson	—	—	1,163	110,823
Peter J. Bragdon	23,886	1,409,784	4,629	457,605
Thomas B. Cusick	28,176	1,611,341	5,919	583,141
Franco Fogliato	8,893	570,555	2,003	182,910
(1)Represents full number of shares vested including shares surrendered to satisfy tax withholding.

2019 Nonqualified Deferred Compensation

Name	Executive Contributions in 2019(1)	Matching Company Contributions in 2019(1)	Aggregate Earnings in 2019(1)	Aggregate Balance at 12/31/2019(1)
Timothy P. Boyle	$—	$—	$—	$—
Jim A. Swanson	$89,731	$30,865	$30,222	$279,927
Peter J. Bragdon	$150,146	$44,851	$367,210	$1,981,138
Thomas B. Cusick	$691,448	$62,504	$248,293	$2,202,511
Franco Fogliato	$31,687	$31,687	$2,538	$65,167
(1)All amounts reported in the Executive Contributions column are also included in amounts reported in the Salary column of the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent the pre-tax matching contributions made by us in early 2020 based on 2019 executive contributions; these amounts are also included in amounts reported for 2019 in the All Other Compensation column of the Summary Compensation Table. Actual matching contributions after required tax withholding were: Mr. Swanson, $30,140, Mr. Bragdon, $43,797, Mr. Cusick, $61,035, and Mr. Fogliato, $30,942. None of the amounts in the Aggregate Earnings column are included in amounts reported in the Summary Compensation Table because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. As a result, excluding amounts reflected in the Aggregate Earnings column in this Proxy Statement and prior year proxy statements, the amounts included in the Aggregate Balance column that have been reported in the Summary Compensation Table in this Proxy Statement or in prior year proxy statements are: Mr. Swanson, $237,309, Mr. Bragdon, $1,132,007, Mr. Cusick, $1,695,502, and Mr. Fogliato, $63,374.

Nonqualified Deferred Compensation Plan. The named executive officers are eligible to participate in our 401(k) Excess Plan. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as Company contributions under the 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. The Board or the Company’s CEO may change or eliminate matching contributions to the 401(k) Excess Plan at any time, and such change or elimination may, to the extent designated by the Board or the CEO, be retroactive to the first day of the Excess Plan year in which the change or elimination is adopted by the Board or the CEO. Our matching contributions for 2019 to the accounts of the named executive officers under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table.

Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account balance among a combination of investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the investment funds selected by the participants. Participants can change the allocation of their account balances daily. In 2019, the funds available under the 401(k) Excess Plan consisted of a money market fund, target date funds and a range of mutual funds. The money market fund had an annualized return of 2.07%, the target date funds had annualized returns ranging from 13.20% to 25.13% and the mutual funds had annualized returns ranging from 8.73% to 31.49%. Amounts credited to participants’ accounts are invested by us in actual
COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 38

investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Potential Payments Upon Termination or Change in Control
Pursuant to our Change in Control Severance Plan (the “Plan”) we have agreed to provide certain benefits to some of our named executive officers in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Mr. Boyle is not eligible to participate in the Plan. The Board believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.

In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment or benefit, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued violations of employment duties that are willful, a material violation of our Code of Business Conduct and Ethics, and other substantial violations of the standards set forth in the Plan, such as violation of restrictive covenants agreed to under the Plan. “Good reason” generally includes a change in position or responsibilities that do not represent a promotion, a decrease in compensation or a home office relocation of over 75 miles.

Termination Without Cause or for Good Reason, Following a Change in Control.
Cash severance benefit. The Plan provides that each named executive officer, other than Mr. Boyle, would receive cash severance benefits payable if the executive officer’s employment is terminated by us without “cause” within 12 months following a change in control or by the officer for “good reason” on account of a “good reason” condition that initially occurred within 12 months following a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Messrs. Swanson, Bragdon, Cusick, and Fogliato would be equal to three times the sum of their base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.

Insurance continuation. In the event of a qualifying termination in connection with a change in control, each of Messrs. Swanson, Bragdon, Cusick, and Fogliato would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs held by a named executive officer would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.

The following table shows the estimated change in control benefits that would have been payable to each of the eligible named executive officers if the named executive officer were terminated by us without “cause”, or if the named executive officer terminated his employment for “good reason”, within 12 months following a change in control, as of December 31, 2019.

Name	Cash Severance Benefit	Insurance Continuation(1)	Option Acceleration(2)	Time-based Restricted Stock Unit Acceleration(3)	Performance-based Restricted Stock Unit Acceleration(4)	401(k) Excess Plan Match(5)	Total Lump Sum Payments
Jim A. Swanson	$1,500,000	$25,566	$477,923	$316,400	$146,879	$30,865	$2,497,633
Peter J. Bragdon	$1,591,500	$27,046	$725,960	$350,565	$461,575	$44,851	$3,201,497
Thomas B. Cusick	$2,068,800	$27,046	$1,054,134	$531,107	$646,025	$62,504	$4,389,616
Franco Fogliato	$1,591,500	$27,046	$701,467	$452,959	$199,278	$31,687	$3,003,937
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(1)The amounts in the column represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2019.
(2)The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $100.19, the closing market price of our common stock on December 31, 2019, the last trading day of 2019.
(3)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $100.19 per share, the closing market price of our common stock on December 31, 2019, the last trading day of 2019. See “2019 Outstanding Equity Awards at Fiscal Year End Table” and “Compensation Discussion and Analysis—Analysis of 2019 Named Executive Officer Compensation—Equity-based incentives” above.
(4)The amounts in the column were calculated using a value of $100.19 per share, the closing market price of our common stock on December 31, 2019, the last trading day of 2019, multiplied by the number of RSUs earned as of that date, determined on a pro-rata basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.
(5)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2019.

Termination Without Cause.
Cash severance benefit. The Plan provides that each named executive officer, other than Mr. Boyle, would receive cash severance benefits payable if the executive officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Messrs. Swanson, Bragdon, Cusick, and Fogliato would be equal to 2.25 times their base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.

Insurance continuation. In the event of a qualifying termination other than in connection with a change in control, each of Messrs. Swanson, Bragdon, Cusick, and Fogliato would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.

Equity acceleration. In the event of a qualifying termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.

The following table shows the estimated severance benefits that would have been payable to each of the eligible named executive officers if his employment was terminated by us without “cause” on December 31, 2019.

Name	Cash Severance Benefit	Insurance Continuation(1)	401(k) Excess Plan Match(2)	Total Lump Sum Payments
Jim A. Swanson	$1,125,000	$25,566	$30,865	$1,181,431
Peter J. Bragdon	$1,193,625	$27,046	$44,851	$1,265,522
Thomas B. Cusick	$1,551,600	$27,046	$62,504	$1,641,150
Franco Fogliato	$1,193,625	$27,046	$31,687	$1,252,358
(1)The amounts in the column represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 31, 2019.
(2)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2019.

Termination Due to Death or Disability.
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2019 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares.
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Name	Time-based Restricted Stock Unit Acceleration(1)	Payout under Non-Equity Incentive Plan Awards(2)	401(k) Excess Plan Match(3)
Timothy P. Boyle	$—	$1,218,338	$—
Jim A. Swanson	$316,400	$289,477	$30,865
Peter J. Bragdon	$350,565	$434,745	$44,851
Thomas B. Cusick	$531,107	$565,133	$62,504
Franco Fogliato	$452,959	$434,745	$31,687
(1)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $100.19 per share, which was the closing price of our common stock on December 31, 2019, the last trading day of 2019. See “2019 Outstanding Equity Awards at Fiscal Year End Table” and “Compensation Discussion and Analysis—Analysis of 2019 Named Executive Officer Compensation—Equity-based incentives” above.
(2)The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan.
(3)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2019.

Termination Due to Retirement or Voluntary Termination Without Good Reason.
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2019 as a result of retirement or voluntarily without “good reason.”

Name	Payout under Non-Equity Incentive Plan Awards(1)	401(k) Excess Plan Match(2)
Timothy P. Boyle	$1,218,338	$—
Jim A. Swanson	$289,477	$30,865
Peter J. Bragdon	$434,745	$44,851
Thomas B. Cusick	$565,133	$62,504
Franco Fogliato	$434,745	$31,687
(1)The amounts in the column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan for our named executive officers.
(2)The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2019.

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Pay Ratio Disclosure
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Boyle, our Chairman, President and CEO:

For 2019, our last completed fiscal year: (i) the median of the annual total compensation of all employees of our Company (other than our CEO) was $27,562, and (ii) the total annual compensation of our CEO was $2,671,227. Based on this information, for 2019 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 97 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows:
1.We determined that as of October 1, 2019, our employee population consisted of approximately 7,688 individuals working at our parent company and its consolidated subsidiaries, with 66% of these individuals located in the United States, 7% located in Europe, 21% located in Asia, and 6% located at various other locations around the world.
a.We selected October 1, 2019, which is within the last three months of 2019, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner. This date allowed us to exclude from our calculation the seasonal workers who commence employment after this date to assist us with end-of-the-year demand.
2.To identify the median employee from our employee population, we calculated each employee’s target annual compensation for 2019 based on information from the Company’s human resources and payroll records as follows:
a.annual base salary for salaried employees, prorated for employees hired during 2019;
b.hourly rate multiplied by standard weekly hours worked for hourly employees, prorated for employees hired during 2019;
c.annual corporate bonus at target; and
d.the grant date fair value of equity incentives granted during 2019.
3.All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly exchange rates used by our accounting department. We did not make any cost-of-living adjustments in identifying the median employee.
4.Using this methodology, we determined that the median employee was a full-time, hourly employee located in our U.S. employee store, with total target compensation for 2019 in the amount of $27,040. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $27,562, which includes base pay, overtime pay and the Company’s matching contribution to that employee’s 401(k) account.
With respect to the annual total compensation of our President and CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report on Form 10-K.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION
Shareholders are provided with the opportunity to cast an advisory vote to approve executive compensation as described in “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.

At Columbia’s 2017 annual meeting of shareholders, a majority of our shareholders voted in favor of holding an advisory vote to approve the executive compensation every year. The Board considered the results of the advisory “say on frequency” vote and in accordance with the results and pursuant to U.S. securities laws and regulations has determined to hold this advisory vote on executive compensation.

The Compensation Committee and the Board value the views of Columbia’s shareholders and are committed to excellence in the design and effectiveness of Columbia’s executive compensation program. Columbia’s executive compensation program is designed to attract, retain and motivate key, highly-talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Columbia’s total shareholder return over the 1-, 3- and 5-year periods ended December 31, 2019 was 20%, 78% and 138%, respectively. The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2019 in more detail and we encourage shareholders to review this section. The Board and the Compensation Committee believe that the 2019 compensation program for the named executive officers helped to motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules, which includes the disclosures under “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Advisory Vote
Although this vote is advisory and non-binding on the Board or the Company, the Board and the Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR approval, by non-binding vote, of executive compensation.

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PROPOSAL 4: APPROVAL OF THE 2020 STOCK INCENTIVE PLAN
On April 9, 2020, our Board of Directors (the “Board”) unanimously approved the Columbia Sportswear Company 2020 Stock Incentive Plan (the “2020 Stock Plan”), subject to approval by our shareholders at the Annual Meeting, to replace our existing stock incentive plan, the Columbia Sportswear Company 1997 Stock Incentive Plan, as previously amended (the “1997 Stock Plan”). The 2020 Stock Plan will be effective on June 3, 2020, immediately following the Annual Meeting, if it is approved by our shareholders. If the 2020 Stock Plan is not approved by our shareholders, no awards will be made pursuant to the 2020 Stock Plan and the Company will continue to grant awards under the 1997 Stock Plan. The Compensation Committee of the Board recommended that the Board approve the 2020 Stock Plan. In making this recommendation, the Committee was advised by Exequity LLP and Perkins Coie LLP.

The 2020 Stock Plan will be applicable only to awards granted on or after the date the 2020 Stock Plan is approved by our shareholders (the “Effective Date”). The terms and conditions of awards granted under the 1997 Stock Plan will not be affected by the adoption or approval of the 2020 Stock Plan. The terms of the 1997 Stock Plan will remain effective with respect to the awards granted under the plan. After the Effective Date, no new grants will be made under the 1997 Stock Plan.

The purpose of the 2020 Stock Plan is to attract and retain employees providing services to the Company (or to any parent or subsidiary of the Company) and knowledgeable, independent non-employee directors of the Company, and to provide additional incentives to those persons to continue to work in the best interests of the Company and its shareholders. The 2020 Stock Plan also limits cash awards and stock awards payable to our non-employee directors as described below. The material terms of the 2020 Stock Plan are summarized below. This description is qualified in its entirety by the complete text of the 2020 Stock Plan, which is attached to this Proxy Statement as Appendix A.

Key Features of the 2020 Stock Plan
Share Reserve. The 2020 Stock Plan provides for equity-based awards covering up to 3 million shares of Columbia Sportswear Company common stock (“common stock” or “shares”), plus (i) any shares previously authorized for issuance under the 1997 Stock Plan that as of the Effective Date are available for issuance, and not issued or subject to outstanding awards, and (ii) any shares of common stock subject to outstanding awards under the 1997 Stock Plan on the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), which shall cease to be set aside or reserved for issuance pursuant to the 1997 Stock Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the 2020 Stock Plan, up to an aggregate maximum of 1.5 million shares pursuant to clauses (i) and (ii) (collectively, the “2020 Stock Plan Share Reserve”). Our Board believes that the 2020 Stock Plan Share Reserve will provide sufficient shares for the equity-based compensation needs of the Company for approximately seven years after the Effective Date. These estimates are based on our equity usage over the past three years. The actual amount of time will vary depending on factors such as changes in employee headcount, future forfeitures and cancellations and the Company’s stock price. For fiscal year 2019, we granted stock awards to employees and non-employee directors covering 569,919 shares (including PRSUs at target payout levels).

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The following tables summarize the number of shares that are available under our 1997 Stock Plan as of April 1, 2020 and the 2020 Stock Plan Share Reserve, if approved:

1997 Stock Plan, as of April 1, 2020	Shares
Outstanding awards under the 1997 Stock Plan as of April 1, 2020	2,547,420
Outstanding Options(1)	2,085,662
Outstanding RSUs and PRSUs(2)	461,758
Shares available for new grants under the 1997 Stock Plan as of April 1, 2020	1,100,672
Total number of shares issuable after April 1, 2020 under the 1997 Stock Plan (outstanding awards plus shares available for new grants)	3,648,092
(1)The weighted average exercise price is $73.30. The weighted average remaining term is 3.03 years.
(2)This number assumes that performance-based RSUs outstanding as of April 1, 2020 will convert at 100% of their target amounts upon vesting. Performance-based RSUs are granted at a target share amount, and can convert into Company shares anywhere from 0% to 200% of that target amount upon vesting, depending on the Company’s performance. For more information on performance-based RSUs, see “Executive Compensation—2019 Outstanding Equity Awards at Fiscal Year-End Table.”

2020 Stock Plan Share Reserve	Shares
1997 Stock Plan shares available for issuance under 2020 Stock Plan Share Reserve[1]	1,500,000
Additional shares requested under the 2020 Stock Plan and this Proposal	3,000,000
Maximum shares authorized (available) for issuance as of April 1, 2020 under the 2020 Stock Plan (if this Proposal is approved)	4,500,000
(1)Maximum number of shares under the 1997 Stock Plan that may be set aside for the 2020 Stock Plan Reserve. This includes shares currently available for issuance under the 1997 Stock Plan as well as future forfeitures from outstanding awards granted under the 1997 Stock Stock Plan, up to the maximum amount of 1.5 million shares.

Stock awards play an important role in Columbia’s employee compensation programs. Approval of the 2020 Stock Plan to increase the number of shares available for issuance is critical for the Company’s ability to attract and retain talented individuals in employee and director roles. If shareholders do not approve the 2020 Stock Plan, we believe our future ability to issue stock-based awards will be limited, adversely affecting our business.

Governance Features. In addition, the 2020 Stock Plan and our equity-compensation practices are designed to protect shareholder interests and appropriately reflect our compensation philosophy and developments in our compensation practices in recent years. These features and practices include:

Feature/Practice	Description
No Evergreen Provision	The 2020 Stock Plan does not contain an “evergreen” feature that automatically replenishes the shares available for future grants under the plan.
No Dividends on Unvested Awards	We prohibit the payment of dividends on unvested equity awards.
No Automatic Grants	The 2020 Stock Plan does not provide for automatic grants to any participant.
No Tax Gross-Ups	The 2020 Stock Plan does not provide for any tax gross-ups.
No Repricing without Shareholder Approval	In no event does the Board of Directors have the right, without shareholder approval, to (i) lower the price of an option after it is granted, except in connection with adjustments required under the 2020 Stock Plan; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.
Clawback Policy	In 2017, our Board adopted an executive incentive recovery (or clawback) policy pursuant to which our executive officers may be required to return incentive awards paid, settled, granted, or that first vest after December 31, 2017. See “Compensation Discussion and Analysis—Clawback Policy” for more information about this policy.
Employee Limits on Awards	Under the 2020 Stock Plan, no employee may be awarded in any fiscal year awards, other than Performance-based Awards, with respect to more than 100,000 shares of common stock, Stock Performance Awards under which the aggregate amount of shares of common stock payable under the Awards exceeds the equivalent of 100,000 shares of common stock, or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $4,000,000.
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Limits on Non-Employee Director Compensation	The 2020 Stock Plan limits compensation, both equity and cash-based, that may be provided to any one non-employee director in any year.
Independent Administration	The Board of Directors has delegated any or all authority for administration of the 2020 Stock Plan to the Compensation Committee, which is composed entirely of “independent directors” within the meaning of Nasdaq independence requirements and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Run Rate and Overhang
We review a number of metrics to assess the cumulative impact of our equity compensation program, particularly the following:
❖ Run Rate. Our Run Rate is equal to our total equity awards granted (including performance awards at target) divided by the weighted average number of shares of common stock outstanding. The Run Rate helps us monitor the rate at which employee equity grants dilute shareholders’ interests in a year. Carefully monitoring our run rate helps us limit long-term shareholder dilution from our equity compensation program. Over the past three fiscal years, our annual run rate averaged 0.96% (0.85% in 2019).
❖ Fully Diluted Overhang. Fully diluted overhang measures the current and future potential dilution of shareholder interests based on equity awards that are currently outstanding plus shares available for future grants under equity plans. Over the past three fiscal years, our fully diluted overhang has averaged 5.90%.

The table summarizes the run rate, fully diluted overhang and equity awards granted to 2019 NEOs for each of the last three fiscal years.

	2019	2018	2017	Average
	(%)	(%)	(%)	(%)
Run Rate	0.85	0.86	1.16	0.96
Fully Diluted Overhang	5.25	5.84	6.59	5.90
Percentage of Total Annual Equity Awards Granted to 2019 NEOs	9.74	9.07	7.88	8.90

Description of the 2020 Stock Plan
The following paragraphs provide a summary of the principal features of the 2020 Stock Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the 2020 Stock Plan, a copy of which is attached to this Proxy Statement as Annex A.

Eligibility. All employees, officers and directors of Columbia and its subsidiaries are eligible to participate in the 2020 Stock Plan. At December 31, 2019, we had approximately 8,900 full-time and part-time employees globally and 9 members of our Board of Directors. Also eligible are non-employee agents, consultants, advisors, and independent contractors of Columbia or any subsidiary.

Administration. The 2020 Stock Plan is administered by the Board of Directors or, if the Board so determines, a committee of the Board of Directors or specified officers of Columbia, or both. The Board or the committee, as the case may be, may promulgate rules and regulations for the operation of the 2020 Stock Plan and generally supervises the administration of the 2020 Stock Plan, except that only the Board of Directors may amend, modify or terminate the 2020 Stock Plan. The Board of Directors has delegated general authority for making equity grants to the Compensation Committee. The Compensation Committee determines individuals to whom equity grants are made under the 2020 Stock Plan and the price and terms of any grants. For purposes of the description of the 2020 Stock Plan, “Board of Directors” or “Board” shall also mean the Compensation Committee or officer when appropriate.

Termination and Amendment. The 2020 Stock Plan will continue until all shares available for issuance under the 2020 Stock Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the 2020 Stock Plan at any time. The Board of Directors may, at any time, modify or amend the 2020 Stock Plan, but any modification or amendment may not materially adversely affect a holder’s rights under an outstanding award without the written consent of the holder.

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Award Limits. No employee may be awarded in any fiscal year awards, other than performance-based awards, with respect to more than 100,000 shares of common stock, stock-based performance awards under which the aggregate amount of shares of common stock payable under the awards exceeds the equivalent of 100,000 shares of common stock, or cash-based performance awards under which the aggregate amount payable exceeds $4,000,000. In addition, the aggregate value of cash compensation and the grant date fair value of awards of shares of common stock (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any calendar-year period to any non-employee director in respect of the non-employee director’s service as a member of the Board of Directors shall not exceed $750,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees).

Stock Options. The Board of Directors determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is intended to qualify as an incentive stock option (ISO) as defined in Section 422 of the Internal Revenue Code or a nonqualified stock option (NSO). In either case the option price cannot be less than the fair market value of the common stock on the date of grant. Options granted under the 2020 Stock Plan generally continue in effect for the period fixed by the Board of Directors or appropriate committee or officer. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board of Directors with respect to an NSO, are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by Columbia or a subsidiary, within 12 months following termination of employment by reason of death or disability, or otherwise until expiration of the post-termination exercise period. The 2020 Stock Plan provides that the Board of Directors may extend at any time prior to the expiration of an option the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option.

Restricted Stock, Restricted Stock Units and Stock Bonus Awards. The Board of Directors may make awards of restricted stock, restricted stock units or stock bonus awards under the 2020 Stock Plan and determine the number of shares to be awarded and the terms, conditions and restrictions determined by the Board of Directors at the time such award is made. The restrictions may include restrictions concerning vesting, transferability and forfeiture of the shares awarded.

Repricing Prohibited without Shareholder Approval. The 2020 Stock Plan prohibits the Board of Directors from taking the following actions without shareholder approval: (i) lowering the price of an option after it is granted, except with respect to certain adjustments in connection with changes in Columbia’s capital structure, (ii) taking any other action that is treated as repricing under generally accepted accounting principles, or (iii) cancelling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash or another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

Performance-Based Awards. The Compensation Committee may grant performance-based awards that are denominated at the time of grant either in Common Stock or in dollar amounts consisting of monetary units that may be earned in whole or in part if written, objective performance goals established by the Compensation Committee are achieved over a designated period of time. The performance goals for each award will be one or more targeted levels of performance with respect to objective measures with respect to Columbia or any subsidiary, division or other unit of Columbia, which may include one or more of the following: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow and/or cash flow return on capital).

Performance goals also may be based on the achievement of specified levels of performance of Columbia (or performance of an applicable business unit) under one or more of the performance criteria described above relative to the performance of other corporations. The Compensation Committee may provide in any
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performance-based award that any evaluation of performance may include or exclude any of the following events that occurs during an award period: (i) asset write downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in Columbia’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales.

Payment of an award earned may be in cash or stock or both, as the Board of Directors determines. The Board of Directors may also impose additional restrictions to payment under a performance-based award in addition to the satisfaction of the performance goals.

Changes in Capital Structure. The 2020 Stock Plan provides that if the outstanding common stock is increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of Columbia or of another corporation by reason of any recapitalization, stock split or certain other transactions or changes in Columbia’s corporate or capital structure, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the 2020 Stock Plan.

Change in Control. In the event of a merger, consolidation, plan of exchange acquisition of property or stock, split-up, split-off, spin-off or reorganization to which Columbia is a party or a sale of all or substantially all of Columbia’s assets or of more than 50% of Columbia’s outstanding shares of common stock, the Board of Directors will, in its sole discretion and to the extent possible under the structure of the transaction, select one of the following alternatives for treating outstanding awards under the 2020 Stock Plan: (i) outstanding awards will remain in effect in accordance with their terms; (ii) outstanding awards shall be assumed, converted into or exchanged for awards with respect to stock in the corporation that is the surviving or acquiring corporation in the transaction (or in a parent corporation); (iii) the Board of Directors will provide a 30-day period prior to the completion of the transaction during which outstanding options shall be exercisable to the extent they are already vested or vest within that period and, upon the expiration of such 30-day period, all unexercised options shall immediately terminate (the Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period), and the Board of Directors may, in its sole discretion, provide that any or all other outstanding awards will terminate, and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of such 30-day period; or (iv) the Board of Directors, in its sole discretion, will provide that outstanding awards will terminate upon or immediately prior to the transaction and that holders of such awards will receive a cash payment, calculated as described in the 2020 Stock Plan. The 2020 Stock Plan does not require all outstanding awards to be treated similarly in the event of a change in capital structure as described above.

U.S. Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences of the 2020 Stock Plan generally applicable to us and to participants in the 2020 Stock Plan who are subject to U.S. federal taxes. The summary is based on the applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or
COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | 48

within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option, and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price.

Unrestricted Stock Bonus Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Restricted Stock Units. A participant generally will not recognize income at the time a stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.

Performance-Based Awards. A participant generally will not recognize income upon the grant of performance-based awards. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance-based awards, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.

Tax Consequences to Columbia. In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A of the Internal Revenue Code. We intend that awards granted under the 2020 Stock Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2020 Stock Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2020 Stock Plan until all tax withholding obligations are satisfied.

New Plan Benefits; Market Value of Securities
The Compensation Committee has the discretion to grant awards under the 2020 Stock Plan, and the committee has not determined future awards or who might receive them. Accordingly, the benefits that will be granted or paid under the 2020 Stock Plan cannot currently be determined. The closing price of our common stock, as reported on the Nasdaq Global Select Market on April 1, 2020, was $66.18 per share.

The awards granted in fiscal year 2019 under the 1997 Stock Plan would not have changed if the 2020 Stock Plan had been in place instead of the 1997 Stock Plan. Please refer to the description of grants made to our named executive officers in the last fiscal year described in the “2019 Grants of Plan-Based Awards” table and grants made to our non-employee directors in the last fiscal year described in “Director Compensation.”

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RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR approval of the 2020 Stock Plan.

Equity Compensation Plan Information
The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants), at December 31, 2019:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	1,884,777	$66.74	1,877,407
1999 Employee Stock Purchase Plan(3)	__	$ __	948,888
Equity compensation plans not approved by security holders	__	__	__
Total	1,884,777	$66.74	2,826,295
(1)The number of outstanding shares to be issued under the 1997 Stock Incentive Plan includes stock options and RSUs.
(2)The weighted-average exercise price excludes 405,103 shares issuable upon the vesting of outstanding RSUs, which have no exercise price.
(3)The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 1, 2020, regarding the beneficial ownership of shares of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Murrey R. Albers	75,549	(2)	*
Stephen E. Babson	208,156	(3)	*
Timothy P. Boyle	24,314,482	(4)	36.78
Andy D. Bryant	45,089	(5)	*
Walter T. Klenz	30,642	(6)	*
Kevin Mansell	3,590	(7)	*
Ronald E. Nelson	49,903	(8)	*
Sabrina L. Simmons	5,254	(9)	*
Malia H. Wasson	10,667	(10)	*
Peter J. Bragdon	39,163	(11)	*
Thomas B. Cusick	58,257	(12)	*
Franco Fogliato	33,702	(13)	*
Jim A. Swanson	20,542	(14)	*
Sarah A. Bany	10,401,999	(15)	15.73
9740 SW Hillman Court, Suite 200, Wilsonville, OR 97070
Gertrude Boyle Trust	8,443,445	(16)	12.77
9740 SW Hillman Court, Suite 200, Wilsonville, OR 97070
All executive officers and directors as a group (16 persons)	27,339,165	(17)	41.15
*Less than 1%
(1)Shares that the person or group has the right to acquire within 60 days after April 1, 2020 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(2)Includes 400 shares held by Mr. Albers’ wife. Also includes 45,550 shares subject to options exercisable within 60 days after April 1, 2020 and 1,492 shares subject to RSUs that vest within 60 days after April 1, 2020.
(3)Includes (a) 4,500 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 2,750 shares held by trust, for which Mr. Babson is the trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 2,000 shares held by Mr. Babson’s wife, (d) 46,201 shares subject to options exercisable within 60 days after April 1, 2020, and (e) 1,304 shares subject to RSUs that vest within 60 days after April 1, 2020.
(4)Includes (a) 1,014 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (b) 1,182,570 shares held in seven grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, and (c) 2,000 shares held in the Boyle Columbia Sportswear Company Voting Trust (the “Voting Trust”), for which Mr. Boyle serves as initial trustee. The Voting Trust provides for the deposit of additional shares of Columbia common stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement), and (d) 394,776 shares held in two generation skipping trusts, for which Mr. Boyle’s wife is the trustee, for the benefit of Mr. Boyle’s family.
(5)Includes 6,501 shares subject to options exercisable within 60 days after April 1, 2020 and 1,304 shares subject to RSUs that vest within 60 days after April 1, 2020.
(6)Includes 12,601 shares held by revocable trust, for which Mr. Klenz and his wife share voting and investment power. Also includes 16,926 shares subject to options exercisable within 60 days after April 1, 2020 and 1,115 shares subject to RSUs that vest within 60 days after April 1, 2020.
(7)Includes 2,759 shares subject to options exercisable within 60 days after April 1, 2020 and 754 shares subject to RSUs that vest within 60 days after April 1, 2020.
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(8)Includes 37,479 shares subject to options exercisable within 60 days after April 1, 2020 and 1,304 shares subject to RSUs that vest within 60 days after April 1, 2020.
(9)Includes 4,016 shares subject to options exercisable within 60 days after April 1, 2020 and 754 shares subject to RSUs that vest within 60 days after April 1, 2020.
(10)Includes 5,873 shares subject to options exercisable within 60 days after April 1, 2020 and 1,115 shares subject to RSUs that vest within 60 days after April 1, 2020.
(11)Includes 19,492 shares subject to options exercisable within 60 days after April 1, 2020.
(12)Includes 19,227 shares subject to options exercisable within 60 days after April 1, 2020.
(13)Includes 23,786 shares subject to options exercisable within 60 days after April 1, 2020.
(14)Includes 18,524 shares subject to options exercisable within 60 days after April 1, 2020.
(15)Information provided as of April 14, 2020 in the Form 4/A filed by the shareholder. Includes 8,443,445 shares held by the Gertrude Boyle Trust, for which Ms. Bany is the trustee and whose beneficiaries include Ms. Bany and her children. Also includes 804,418 shares held by DSRA, LLC.
(16)Information provided as of April 14, 2020 in the Form 4/A filed by the shareholder. As reported, Ms. Bany has sole voting and investment power of the 8,443,445 shares held by the Gertrude Boyle Trust.
(17)Includes 304,316 shares subject to options exercisable within 60 days after April 1, 2020 and 9,142 shares subject to RSUs that vest within 60 days after April 1, 2020. Total includes Joseph P. Boyle, Executive Vice President and Columbia Brand President, Douglas H. Morse, SVP, Emerging Brands and Peter M. Rauch, SVP, Asia Direct. On March 1, 2020 Mr. Morse transitioned from SVP, Emerging Brands and APAC to SVP, Emerging Brands and Mr. Rauch was appointed SVP, Asia Direct. Peter M. Rauch, age 43, joined Columbia Sportswear Company in January 2008 as Retail Accounting Manager, was promoted to Director of Retail Accounting in April 2010, Senior Financial Controller, EMEA in June 2011, Chief Financial Officer, China in July 2013, Vice President, Chief Accounting Officer in August 2016 and Senior Vice President and Chief Transformation Officer in July 2017. Prior to Columbia Sportswear Company, Mr. Rauch served as Senior Manager Accounting & Reporting for Webtrends from 2006 to 2007 and was an accountant with Deloitte from 1999 to 2006. He is a certified public accountant.

Stock Ownership Guidelines
In order to more closely align officers’ interests with our shareholders, on January 26, 2018, the Board of Directors adopted stock ownership guidelines for certain officers, including our named executive officers. Under the guidelines, officers are encouraged to hold Columbia stock valued at the following multiple of their annual salary:

Position	Minimum Ownership Guideline
Chairman, CEO, President	6x
Executive Vice Presidents and Named Executive Officers	3x
Senior Vice Presidents	2x
Vice Presidents	1x

To determine stock ownership levels, the following forms of equity interests in the Company are included: (i) shares owned directly, (ii) shares held by immediate family members residing in the same household or through trusts for the benefit of the officer or his or her immediate family members, (iii) “in-the-money” value of vested stock option awards, (iv) unvested time-based RSUs, and (v) unvested performance-based RSUs based on a probable payout percentage as determined by management. The Company anticipates that officers should be able to achieve the applicable guideline within five years from the date of adoption, or within five years of becoming subject to the guidelines. Until the applicable ownership threshold is met, an executive is encouraged to retain 50% of any RSUs or performance-based RSUs received (on a net after-tax basis) under the Company’s stock-based compensation plans.

Prohibition on Hedging or Pledging Columbia Securities
Columbia’s Insider Trading Policy prohibits the hedging or pledging of Columbia securities by members of our Board and certain senior directors and officers within the Company (level M5 and above). The policy is intended to prohibit any transaction that would enable an individual to lock in value for securities in exchange for protection against upside or downside movement in our common stock. This policy has historically been interpreted to mean that our Board and certain officers are not allowed to engage in prepaid variable forward contracts, equity swaps, collars, and exchange funds involving our common stock. The prohibition on pledging is intended to ensure that Columbia securities are not used as collateral.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Online Meeting
To protect the health and safety of our employees, directors and shareholders during these uncertain times, our Board of Directors has authorized us to conduct the Annual Meeting solely online via the Internet through online shareholder tools. This format empowers shareholders to participate fully from any location around the world, at no cost, while protecting their health and safety.

Voting
Who Can Vote. Only shareholders of the Company at the close of business on April 1, 2020 are entitled to notice of and to vote at the Annual Meeting or any adjournments of the Annual Meeting. At the close of business on the Record Date, 66,117,755 shares of our common stock, the only authorized class of voting security of the Company, were issued and outstanding. Because holders of common stock are entitled to one vote per share, a total of 66,117,755 votes are entitled to be cast at the Annual Meeting.

Quorum. The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the meeting.

“Shareholder of Record” and “Beneficial Shareholder.” If your shares are owned directly in your name in an account with our stock transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” of those shares in your account. If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial shareholder” of those shares, which are held in street name. The broker, bank, or other nominee is considered the shareholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Under New York Stock Exchange rules, brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Item No. 2 (“Ratification of the selection Deloitte & Touche LLP as our independent registered public accounting firm for 2020”) even if you do not provide voting instructions because it is considered a routine matter. Your broker is not permitted to vote on the other agenda items if you do not provide voting instructions because those items involve matters that are not considered routine.

How You Can Vote. Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone (at 1-800-690-6903), or, if they received printed copies of these materials, by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/COLM2020 to vote or submit questions during the meeting. Voting online during the meeting will replace any previous votes.
To vote by proxy:

If you are a Shareholder of Record:	If you are a Beneficial Shareholder:
Please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by calling 1-800-690-6903 or via the Internet by visiting www.proxyvote.com.	Please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

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Proxies. The Board appointed the following executive officers to act as proxies: Timothy P. Boyle, Jim A. Swanson and Peter J. Bragdon (collectively, the “Proxies”). If you sign and return your proxy card or voting instruction form with voting instructions, one or more of the Proxies will vote your shares as you direct on the matters described in this Proxy Statement. If you sign and return your proxy card or voting instruction form without voting instructions, one or more of the Proxies will vote your shares as recommended by the Board.

How You Can Revoke Your Proxy or Change Your Vote. Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the Annual Meeting.
Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229.

Voting Standards.

Item	Proposal	Board Vote Recommendation	Vote Requirement for Approval	Effect of Abstentions	Effect of Broker Non-Vote
1.	Elect 8 directors(1)	FOR ALL	The eight nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors	No effect	No effect. No broker discretion to vote.
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020	FOR	Majority of shares cast	No effect	Discretionary vote.
3.	Approve, by non-binding vote, executive compensation	FOR		No effect	No effect. No broker discretion to vote.
4.	Approve the 2020 Stock Incentive Plan	FOR		No effect	No effect. No broker discretion to vote.
(1)If any of the nominees for directors at the Annual Meeting becomes unavailable for election for any reason, the Proxies will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

Attending
Admission. If you plan to attend the Annual Meeting, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting, you will not be able to participate in the Annual Meeting. You are entitled to attend and participate in the virtual Annual Meeting only if you were a Columbia shareholder as of the close of business on April 1, 2020 or if you hold a valid proxy for the Annual Meeting.

To attend online and participate in the Annual Meeting, shareholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or proxy card to log into www.virtualshareholdermeeting.com/COLM2020; beneficial shareholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

We encourage you to access the Annual Meeting prior to the start time. You may notify the Company of your desire to participate in the meeting by remote communication by logging into the online site in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time.
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Asking Questions. Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/COLM2020. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Discretionary Authority. We do not know of any matters to be voted on by shareholders at the Annual Meeting other than those included in this Proxy Statement. If any matter, other than those presented in this Proxy Statement, is properly presented at the meeting, your executed proxy gives the Proxies discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

Annual Meeting Voting Results. Our inspector of elections will tabulate the vote at the Annual Meeting. We will provide voting results on our website and in a Current Report on Form 8-K filed with the SEC.

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ADDITIONAL INFORMATION

Solicitation Expenses
The expense of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, 2019 Annual Report to Shareholders, and proxy card, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses, and similar parties to forward copies of proxy materials to beneficial owners of our common stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials
In accordance with SEC rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Proxy Statement, 2019 Annual Report to Shareholders, and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Form 10-K
We will provide without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2019. Written requests should be mailed to Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials
All materials filed by us with the SEC may be obtained at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the SEC’s website at www.sec.gov.

Communications with the Board
If a shareholder wishes to communicate with any of our non-management directors or the Board of Directors as a group, the shareholder may do so by writing to the member or members of the Board, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Communications will be reviewed and compiled by the Secretary and submitted to the individual director or directors to whom the communications are
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addressed, as appropriate. Communications with the Board regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the policy described below.

2021 Shareholder Proposals or Nominations
Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2021 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 21, 2020.

Shareholder Proposals Not to be Included in the Company’s Proxy Statement. Shareholders may present proposals for action at this Annual Meeting or at another annual meeting of shareholders in accordance with the Columbia’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2021 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 21, 2020, and no later than January 20, 2021.

Shareholder Nominations for Director. Shareholders may nominate director candidates for election to the Board at an annual meeting by delivering a timely written recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. The submission must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee and the five-year employment history with employer names and a description of the employer’s business, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) whether the individual can read and understand financial statements, and board memberships, if any, (f) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (g) the signed consent of each nominee to serve as a director of the Company if elected. Recommendations received by December 21, 2020 will be considered for nomination at the 2021 annual meeting of shareholders. Recommendations received after December 21, 2020 and before the applicable deadline for the 2022 annual meeting of shareholders will be considered for nomination at the 2022 annual meeting of shareholders.
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APPENDIX A

COLUMBIA SPORTSWEAR COMPANY
2020 STOCK INCENTIVE PLAN

1.Purpose. The purpose of this 2020 Stock Incentive Plan (the “Plan”) is to enable Columbia Sportswear Company (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (in which case, the Company, parent or subsidiary is referred to as an “Employer”).

2.Shares Subject to the Plan.

2.1 Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of common stock of the Company, no par value (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan is 3 million shares, plus (i) any shares of Common Stock previously authorized for issuance under the Company’s 1997 Stock Incentive Plan (the “Prior Plan”) that as of the Effective Date of the Plan are available for issuance, and not issued or subject to outstanding awards, and (ii) any shares of Common Stock subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), which shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the Plan, up to an aggregate maximum of 1.5 million shares pursuant to clauses (i) and (ii) of this paragraph, subject to adjustment from time to time as provided in Section 10.1.

2.2 Share Usage. Shares of Common Stock covered by an award shall not be counted as used unless and until they are actually issued and delivered to the Recipient. If all or any portion of an option or Performance-based Award granted under the Plan or a restricted stock units award awarded pursuant to Section 7 expires, terminates, is cancelled, or otherwise does not result in all the shares subject to such award being issued, the unissued shares subject to that option Performance-based Award or restricted stock units award shall again be available under the Plan. If shares awarded as a stock bonus or restricted stock award pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.

2.3 Maximum Awards.

2.3-1 Maximum Awards for Employees. Subject to adjustment from time to time as provided in Section 10.1, no employee may be awarded in any fiscal year awards, other than Performance-based Awards, with respect to more than 100,000 shares of Common Stock, Stock Performance Awards under which the aggregate amount of shares of Common Stock payable under the Stock Performance Awards exceeds the equivalent of 100,000 shares of Common Stock, or Dollar Performance Awards or other awards payable in cash under which the aggregate amount payable under the awards exceeds $4,000,000.

2.3-2 Limitations on Awards to Nonemployee Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate value of cash compensation and the grant date fair value of shares of Common Stock (computed as of the date of grant in accordance with applicable
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financial accounting rules) that may be awarded or granted during any calendar-year period to any nonemployee member of the Board of Directors (the “Nonemployee Directors”) in respect of the Nonemployee Director’s service as a member of the Board of Directors shall not exceed $750,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees). The Board of Directors may at any time provide any Nonemployee Director with a retainer or other fee in addition to the amount stated above, including for service on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board of Directors.

3.Effective Date and Duration of Plan.

3.1 Effective Date. The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company (the “Effective Date”). Options and Performance-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the Effective Date and before suspension or termination of the Plan.

3.2 Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards, restricted stock units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-based Awards, any outstanding restricted stock units or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.Administration.

4.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law), determine the form of payment for awards (in cash, in shares, in some combination thereof or in any other manner approved by the Board of Directors), and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

4.2 Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

4.3 Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.

4.4 Non-U.S. Provisions. Notwithstanding anything in the Plan to the contrary, with respect to any person eligible for awards under the Plan who is resident outside the United States, the Board of Directors may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms
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with the requirements of local law or to meet the goals and objectives of the Plan or to permit the Plan to operate in a qualified or tax-efficient manner, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Board may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes.

5.Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses or restricted stock units as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance-based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 who the Board of Directors believes have made or will make an important contribution to the Company; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

6.Option Grants.

6.1 General Rules Relating to Options.

6.1-1 Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2 Exercise of Options. Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3 Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

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6.1-4 Termination of Employment or Service.

6.1-4(a) General Rule. Unless otherwise determined by the Board of Directors or unless otherwise required under applicable law, in the event an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of the post-termination exercise period after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The post-termination exercise period for a grant is set forth in an option agreement.

6.1-4(b) Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” shall be defined under the Company’s long-term disability policy.

6.1-4(c) Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of an optionee’s death while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1-4(d) Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time prior to the expiration of an option extend the applicable post-termination exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

6.1-4(e) Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(f)  Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence greater than 30 days.

6.1-5 Purchase of Shares.

6.1-5(a) Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the receipt by the Company, or by a broker or other agent as directed or approved by the Company, of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required in order to comply with the Securities Act
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of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b) Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must have paid the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a Non-Statutory Stock Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-5(c) Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local and non-U.S. tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the optionee, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the optionee.

6.1-5(d) Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy tax obligations).

6.1-6 Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2 Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

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6.2-1 Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option with respect to such stock is granted) with respect to which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000 will be treated as an Incentive Stock Option and the portion of the option exceeding $100,000 will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. The Company may designate stock that is treated as acquired pursuant to exercise of an option that is in part an Incentive Stock Option and in part a Non-Statutory Stock Option as Incentive Stock Option stock by issuing a separate certificate for that stock and identifying the certificate as Incentive Stock Option stock in its stock records. In the absence of such a designation, each share of stock issued pursuant to exercise of the option will be treated in part as Incentive Stock Option stock and in part as Non-Statutory Stock Option stock.

6.2-2 Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3 Duration of Options. Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4 Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.2-5 Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving any amendment to the Plan that constitutes the adoption of a new Plan for purposes of Section 422 of the Code. If the Company’s shareholders do not approve the Plan within 12 months of such adoption or amendment, any Incentive Stock Options granted under the Plan after the date of such adoption or amendment will be treated as Non-Statutory Stock Options.

6.2-6 Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3 Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1 Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price
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shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.3-2 Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

7.Stock Bonuses and Restricted Stock Units. The Board of Directors may award shares under the Plan as stock bonuses or restricted stock units. Shares awarded as a stock bonus or restricted stock units shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of an award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local or non-U.S. tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the recipient, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the recipient. Upon the issuance of a stock bonus or restricted stock unit, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy tax obligations.

8.Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing such shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced
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by the number of shares issued, less the number of shares withheld or delivered to satisfy tax obligations.

9.Performance-based Awards. The Committee may grant awards that vest and become exercisable or payable based on the achievement for the specified Award Period of specified Performance Goals selected by the Committee for such period (“Performance-based Awards”). Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

9.1 Award Period. The Committee shall determine the period of time for which a Performance-based Award is made (the “Award Period”).

9.2 Performance Goals and Payment. The Committee shall establish in writing objective performance goals (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award.

9.2-1 The Performance Goals for each Performance-based Award shall be one or more targeted levels of performance with respect to one or more of the following “performance criteria” with respect to the Company or any Business Unit as reported or calculated by the Company: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital).

9.2-2 Performance Goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Business Unit) under one or more of the performance criteria described above relative to the performance of other corporations.

9.2-3 The Committee may provide in any Performance-based Award that any evaluation of performance may include or exclude any of the following events that occurs during an Award Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales.

9.2-4 The Committee shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4).

9.2-5 The Committee may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as
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restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3 Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction.

9.4 Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy tax obligations.

10.Changes in Capital Structure.

10.1 Stock Splits; Stock Dividends; Extraordinary Distributions. If the outstanding Common Stock of the Company is hereafter increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other Company by reason of any stock split, reverse stock split, spin off, combination or exchange of shares, dividend payable in shares, distribution to shareholders other than a normal cash dividend or recapitalization, reclassification, or other change in the Company’s corporate or capital structure, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and awards, or portions thereof then unexercised or not yet vested or settled, shall be exercisable or payable, and/or the per share price for such outstanding options and awards, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.2 Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off or reorganization to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets or of more than 50% of the Company’s outstanding shares of Common Stock (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Plan, in each case provided that the Transaction is consummated:

10.2-1 Outstanding awards shall remain in effect in accordance with their terms.

10.2-2 Outstanding awards shall be assumed, converted into or exchanged for awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction (or in a parent corporation). The amount and type of securities
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subject thereto and exercise price of any converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the assumed converted or exchanged awards shall be vested and/or free from applicable restrictions only to the extent that such requirements relating to awards granted hereunder have been satisfied.

10.2-3 The Board of Directors shall provide a period of 30 days or less before the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period. The Board of Directors may, in its sole discretion, provide that any or all other outstanding awards granted under the Plan shall terminate upon or immediately prior to the consummation of the Transaction and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of the period provided as described in this Section 10.2-3 or upon or immediately prior to the consummation of the Transaction.

10.2-4 The Board of Directors, in its sole discretion, shall provide that outstanding awards shall terminate either upon or immediately prior to consummation of a Transaction and that holders of such awards shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Transaction, or, in the event the Transaction does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Board of Directors in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding awards (to the extent then vested and/or exercisable or whether or not then vested and/or exercisable, as determined by the Board of Directors in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such awards, if any.

10.2-5 For the avoidance of doubt, nothing in this Section 10.2 requires all outstanding awards to be treated similarly.

10.3 Dissolution of the Company. Unless otherwise determined by the Board of Directors in its sole discretion, in the event of the dissolution or liquidation of the Company, outstanding awards shall automatically terminate immediately prior to such dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an award has not been waived by the Board of Directors, the award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

10.4 Rights Issued by Another Corporation. The Board of Directors may also grant options, stock bonuses, restricted stock units and Performance-based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in exchange or substitution for, or in connection with the assumption or conversion of, existing options, stock bonuses, restricted stock units, Performance-based Awards and restricted stock granted, awarded or issued by another corporation and assumed, converted, exchanged or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.

11.Amendment of the Plan. The Board of Directors may at any time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder to a material extent.

COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | A-10

12.Approvals. The Company’s obligations under the Plan are subject to the approval of federal, state and non-U.S. authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with applicable law and regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable federal, state or non-U.S. laws, rules or regulations.

13.Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate such employee’s employment at will at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

14.Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

15.Option Repricing. In no event shall the Board of Directors have the right, without shareholder approval, to (i) lower the price of an option after it is granted, except in connection with adjustments provided in Section 10; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

16.Section 409A of the Code. The Plan and awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, the Plan and any award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any award granted under the Plan to which Section 409A applies, all references in the Plan or any award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any award granted under the Plan during the six-month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six
COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | A-11

months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Board of Directors makes no representations that awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to awards granted under the Plan.
COLUMBIA SPORTSWEAR COMPANY | 2020 Annual Proxy Statement | A-12

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COLM2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D07240-P34385

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA SPORTSWEAR COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Timothy P. Boyle	05) Kevin Mansell
02) Stephen E. Babson	06) Ronald E. Nelson
03) Andy D. Bryant	07) Sabrina L. Simmons
04) Walter T. Klenz	08) Malia H. Wasson

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.

D07241-P34385

COLUMBIA SPORTSWEAR COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 3, 2020

The undersigned hereby appoints Timothy P. Boyle, Jim A. Swanson and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held June 3, 2020 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side